                                                                     EXHIBIT 2.1




                               PURCHASE AGREEMENT

                                  BY AND AMONG

                   RISK MANAGEMENT ALTERNATIVES PARENT CORP.,

                  RISK MANAGEMENT ALTERNATIVES HOLDINGS, INC.,

               RISK MANAGEMENT ALTERNATIVES INTERNATIONAL LIMITED,

                      RESOURCE RECOVERY CONSULTANTS, INC.,

                     RMA INTERMEDIATE HOLDINGS CORPORATION,

                         RMA MANAGEMENT SERVICES, INC.,

            RISK MANAGEMENT ALTERNATIVES INTERNATIONAL CORP. CANADA,

                          NATIONAL REVENUE CORPORATION,

                       RISK MANAGEMENT ALTERNATIVES, INC.,

              RISK MANAGEMENT ALTERNATIVES PORTFOLIO SERVICES, LLC,

                                RMA HOLDINGS LLC,

                              PURCHASED PAPER LLC,

                   RISK MANAGEMENT ALTERNATIVES SOLUTIONS LLC

                                       AND

                           NCOP CAPITAL RESOURCE, LLC




                               Dated July 6, 2005

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
ARTICLE I DEFINED TERMS...........................................................................................2
   1.1     Definitions............................................................................................2
   1.2     Certain Rules of Construction..........................................................................2
ARTICLE II PURCHASE AND SALE OF ASSETS............................................................................2
   2.1     Acquired and Excluded Assets...........................................................................2
   2.2     Assumed and Excluded Liabilities.......................................................................3
   2.3     Purchase Price.........................................................................................3
   2.4     Purchase Price Adjustments.............................................................................4
   2.5     Allocation of Purchase Price...........................................................................8
   2.6     Transfer Taxes.........................................................................................8
   2.7     Reconciliation and Allocations.........................................................................9
   2.8     Payment of Sale Proceeds to Bank Agent.................................................................9
ARTICLE III CONDITIONS TO CLOSING.................................................................................9
   3.1     Conditions Precedent to Obligations of the Seller Parties and Purchaser................................9
   3.2     Conditions Precedent to the Obligations of Purchaser..................................................10
   3.3     Conditions Precedent to Obligations of the Seller Parties.............................................11
ARTICLE IV THE CLOSING...........................................................................................11
   4.1     Closing...............................................................................................12
   4.2     Deliveries by Seller Parties at Closing...............................................................12
   4.3     Deliveries by Purchaser at Closing....................................................................13
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES...................................................13
   5.1     Organization; Standing and Power......................................................................13
   5.2     Capital Structure.....................................................................................14
   5.3     Authority.............................................................................................14
   5.4     Non-Contravention.....................................................................................15
   5.5     Corporate Records; Financial Statements; No Adverse Changes...........................................15
   5.6     Accounts Receivable...................................................................................16
   5.7     Tangible and Intangible Property......................................................................16
   5.8     Software and Other Intangibles........................................................................17
   5.9     Compliance; Permits...................................................................................18
   5.10    Questionable Payments.................................................................................18
   5.11    Brokers' and Finders' Fees............................................................................18
   5.12    Employees and Independent Contractors.................................................................18
   5.13    Environmental Matters.................................................................................19
   5.14    Contracts.............................................................................................20
   5.15    Real Estate...........................................................................................21
   5.16    Clients...............................................................................................22
   5.17    Proceedings and Judgments.............................................................................22
   5.18    Seller Parties' Obligations...........................................................................22
   5.19    Client Trust Accounts Sufficient......................................................................23
   5.20    True Copies...........................................................................................23

                                                                                                               PAGE
                                                                                                               ----
   5.21    Taxes.................................................................................................23
   5.22    No Knowledge of Breach................................................................................23
   5.23    Affiliate Transactions................................................................................23
   5.24    Portfolio of Accounts.................................................................................23
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................24
   6.1     Organization..........................................................................................24
   6.2     Agreement.............................................................................................24
   6.3     Brokers' and Finders' Fees............................................................................24
   6.4     Available Funds.......................................................................................24
   6.5     No Knowledge of Breach................................................................................25
ARTICLE VII SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS....................................25
   7.1     Survival..............................................................................................25
   7.2     Interpretation of Representations and Warranties......................................................25
ARTICLE VIII INDEMNIFICATION.....................................................................................25
   8.1     Seller Parties' Indemnification.......................................................................25
   8.2     Purchaser's Indemnification...........................................................................26
   8.3     Payment; Procedure for Indemnification................................................................26
   8.4     Limitation on Liabilities.............................................................................27
   8.5     Limitation on Indemnification Amount..................................................................27
   8.6     Exclusive Remedies....................................................................................28
ARTICLE IX COVENANTS.............................................................................................28
   9.1     Access................................................................................................28
   9.2     Conduct and Preservation of the Acquired Assets.......................................................28
   9.3     Restrictions on Certain Actions of the Seller Parties.................................................29
   9.4     Notification..........................................................................................30
   9.5     Antitrust and Other Authorizations and Consents.......................................................30
   9.6     Publicity.............................................................................................31
   9.7     Procedural Orders and Motions.........................................................................31
   9.8     Advice of Changes.....................................................................................34
   9.9     Confidentiality.......................................................................................34
   9.10    Employment Matters....................................................................................35
   9.11    WARN Act..............................................................................................38
   9.12    2004 Audited Financial Statements.....................................................................38
   9.13    Guidelines and Procedures.............................................................................38
   9.14    Additional Matters and Further Assurances.............................................................38
ARTICLE X TERMINATION............................................................................................39
   10.1    Termination...........................................................................................39
   10.2    Procedure and Effect of Termination...................................................................40
ARTICLE XI GENERAL PROVISIONS....................................................................................41
   11.1    Notices...............................................................................................41
   11.2    Interpretation........................................................................................42
   11.3    Counterparts; Facsimile...............................................................................42
   11.4    Entire Agreement......................................................................................42
   11.5    Severability..........................................................................................42
   11.6    Amendments; Waivers...................................................................................43
   11.7    Specific Performance..................................................................................43
   11.8    Governing Law; Jurisdiction...........................................................................43
   11.9    Submission to Jurisdiction............................................................................43
   11.10   Rules of Construction.................................................................................43
   11.11   Assignment............................................................................................43
   11.12   Waiver of Jury Trial..................................................................................44
   11.13   Fees and Expenses.....................................................................................44
   11.14   Third Party Beneficiary...............................................................................44

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT, dated July 6, 2005 (this "Agreement"), is made among NCOP Capital Resource, LLC, a newly formed Nevada limited liability company and a wholly owned, indirect subsidiary of NCO Group, Inc. ("Purchaser"), Risk Management Alternatives Parent Corp., a Delaware corporation ("Parent"), and the Subsidiaries, as defined in Annex A hereto. Parent and the Subsidiaries are referred to herein sometimes individually as a "Seller Party" and collectively as the "Seller Parties." Each Seller Party and Purchaser, are referred to herein sometimes individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         WHEREAS, following the execution of this Agreement, the Seller Parties (other than the Foreign Subsidiaries) will file a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Ohio, Youngstown Division (the "Bankruptcy Court"); each Seller Party (other than the Foreign Subsidiaries) contemplates continuing to operate its business as a debtor-in-possession;

         WHEREAS, Purchaser desires to purchase certain assets and business operations of Seller Parties as set forth below and assume certain liabilities from Seller Parties in connection therewith, and Seller Parties desire to sell, convey, assign and transfer to Purchaser certain of their respective assets together with certain specified liabilities relating thereto pursuant to the terms and conditions of this Agreement, including receipt of an order approving such sale under Sections 105, 363, 365 and 1146 of the Bankruptcy Code;

         WHEREAS, Purchaser is a wholly owned, indirect subsidiary of NCO Group, Inc., a Pennsylvania corporation ("NCO"), and NCO has executed and delivered the NCO Guarantee in connection with Purchaser's Obligations hereunder, which NCO Guarantee the Seller Parties are relying upon in connection with their execution of this Agreement;

         WHEREAS, to partially finance the acquisition described herein, NCO has entered into a financing arrangement with one of the Seller Party's current creditors, CFSC Capital Corp. XXIV ("CFSC") (or an affiliate thereof), and, in consideration for the benefits anticipated to inure to CFSC (or an affiliate thereof) as a result of such arrangement with NCO (or an affiliate thereof), CFSC is willing to forego a substantial portion of the claim that it would otherwise have against such Seller Party as a result of the consummation of the transactions described herein (such settlement by CFSC representing a substantial economic value to the Seller Parties and their other creditors); and

         WHEREAS, as part of the transactions described herein, Purchaser (or, if directed by Equifax Credit Information Services LLC ("Equifax"), an Affiliate of Purchaser) shall assume the NEX Lease (as defined herein) and the RMA Holdings Guaranty (as defined herein), and, in consideration for the benefits anticipated to inure to Equifax as a result of such assumption, Equifax is willing to transfer its membership interest in RMA Holdings LLC ("RMA Holdings") to Parent (such transfer by Equifax representing a substantial economic value to the Seller Parties and their creditors).

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINED TERMS

         1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in Annex B hereto.

         1.2 Certain Rules of Construction.

                  (a) Any term defined herein in the singular form shall have a comparable meaning when used in the plural form, and vice versa.

                  (b) When used herein, unless the context requires otherwise, the words "hereof," "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (c) References to Preambles, Articles, Sections, Schedules, Exhibits and other subdivisions refer to the Preambles, Articles, Sections, Schedules, Exhibits and other subdivisions of this Agreement, unless otherwise expressly provided.

                  (d) When used herein, the word "includes" and "including" and their syntactical variants mean "includes, but is not limited to" and "including, without limitation," and corresponding syntactical variant expressions.

                  (e) Unless the context requires otherwise, derivative forms of any term defined herein shall have a comparable meaning to that of such term.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

         2.1 Acquired and Excluded Assets.

                  (a) Subject to the terms and conditions set forth herein, at the Closing, the Seller Parties shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Liens other than Permitted Liens, and Purchaser shall purchase and accept from the Seller Parties, free and clear of all Liens other than Permitted Liens, all of such Seller Parties' right, title and interest in and to all of the Seller Parties' assets and properties (including the assets and properties listed in Schedule 2.1(a)(1) and the Assigned Contracts and Leases set forth in Schedule 2.1(b)), wherever located, whether real, personal or mixed, and whether a Tangible Property or Intangible Property (the "Acquired Assets"), other than the assets and properties listed on
Schedule 2.1(a)(2) (the "Excluded Assets"). The Parties expressly agree and understand that the Seller Parties shall not sell, assign, transfer, convey or deliver to Purchaser any of the Excluded Assets.

                  (b) Schedule 2.1(b) sets forth a list of Contracts that Purchaser wishes to assume and the applicable Seller Party wishes to assign to Purchaser at Closing ("Assigned Contracts and Leases"); provided, however, Purchaser may add or remove Contracts (other than the (i) KERP Letters, (ii) agreements described in items 4 and 5 of Section 5.5(d) of the Seller Disclosure Letter, (iii) NEX Lease, (iv) RMA Holdings Guaranty and (v) Cunningham Agreement, none of which can be removed) from the list of Assigned Contracts and Leases on Schedule 2.1(b) until a date which is the earlier of (A) three (3) days before the date of the Auction or (B) five (5) days before the date of the hearing to consider the Sale Order ("Contract Commitment Date").

                  (c) If after the Contract Commitment Date, but prior to the Closing, any Party becomes aware of any Contract that is not an Assigned Contract and Lease and does not appear on the list of Other Contracts (an "Undisclosed Contract"), the discovering Party shall within two (2) Business Days notify the other Parties of such Undisclosed Contract, and Purchaser may elect, no later than two (2) Business Days prior to the Closing, to include such Undisclosed Contract as an Assigned Contract and Lease. Notwithstanding the foregoing, and subject to the Bankruptcy Code, if any Undisclosed Contract is entered into after the date of the Bidding Procedures Order and such Undisclosed Contract contains language allowing the applicable Seller Party to assign the contract to Purchaser, then such Undisclosed Contract may be assigned without the entry of a Bankruptcy Court order.

         2.2 Assumed and Excluded Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Purchaser shall assume from the Seller Parties, and thereafter pay, perform, or discharge in accordance with their terms, the liabilities set forth on Schedule 2.2. The liabilities to be assumed pursuant to the preceding sentence shall be referred to herein as the "Assumed Liabilities" and all other liabilities and Obligations of the Seller Parties shall be referred to herein as the "Excluded Liabilities." Notwithstanding anything contained in this Agreement to the contrary, Purchaser is not assuming or agreeing to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, Obligation or indebtedness of any Seller Party, whether primary or secondary, direct or indirect, other than the Assumed Liabilities. Seller Parties shall retain all of the Excluded Liabilities. Without limiting the foregoing, the Seller Parties shall be responsible for paying any and all Cure-Amounts necessary to assume and assign the Assigned Contracts and Leases to Purchaser.

         2.3 Purchase Price.

                  (a) In consideration for the transfer of the Acquired Business, Purchaser shall pay an amount equal to $118,800,000 (the "Base Amount") plus or minus any adjustments to the Base Amount made pursuant to this Agreement (such amount, together with the Assumed Liabilities, the "Purchase Price"). The Base Amount, as adjusted, shall be payable by Purchaser as follows:
(i) within one (1) Business Day after the Bidding Procedures Order has been entered, provided such Bidding Procedure Order shall not have been, and shall not then remain, stayed, Purchaser shall pay an amount equal to $7,500,000 (the "Deposit Amount") by wire transfer of immediately available funds into an escrow account (the "Escrow Account") pursuant to an escrow agreement to be entered into by Purchaser and Parent in connection therewith and substantially in the form of Exhibit 2.3 attached hereto (the "Escrow Agreement"); (ii) on the Closing Date, Purchaser and Parent shall cause $2,500,000 (plus any interest accrued on the Deposit Amount) from the Escrow Account to be remitted in immediately available funds to Parent, or as otherwise directed by Parent (as agent for both Parent and the Subsidiaries); and (iii) on the Closing Date, Purchaser shall pay by wire transfer of immediately available funds to Parent, or as otherwise directed by Parent (as agent for both Parent and the Subsidiaries) (A) the remainder of the Base Amount (i.e., the Base Amount less the Deposit Amount (and any interest accrued on the Deposit Amount)), (B) plus or minus the Estimated WC Adjustment in accordance with the provisions set forth in Section 2.4(b)(ii) hereof, (C) minus the Estimated Revenue Adjustment Amount, if any, and (D) minus the Portfolio Collections Amount, if any (the aggregate result of the foregoing, the "Closing Payment").

                  (b) Prior to the Closing Date, the Deposit Amount shall be retained in the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement. After the Closing, $5,000,000 of the Deposit Amount (the "Post-Closing Escrow Amount") shall be retained in the Escrow Account in accordance with the terms of the Escrow Agreement. After the adjustments, if any, pursuant to Sections 2.4(b), 2.4(c) and 2.4(d) are final in accordance with the terms herein, $4,000,000 of the Post-Closing Escrow Amount (the "PPA Amount"), or, if any amounts are due Purchaser pursuant to any of Sections 2.4(b), 2.4(c) or 2.4(d), then $4,000,000 less any such amounts paid Purchaser, shall be released to the Seller Parties in accordance with the terms of the Escrow Agreement. After the application of the foregoing sentence, the remaining $1,000,000 of the Post-Closing Escrow Amount (the "Indemnity Amount") shall be retained in the Escrow Account until the date that is six (6) months following the Closing Date. After the date that is six (6) months following the Closing Date, Indemnity Amount will be released to the Seller Parties in accordance with the terms of the Escrow Agreement.

         2.4 Purchase Price Adjustments.

                  (a) Portfolio Collections Adjustment. In the event the Closing Date shall be on or after August 1, 2005, the Purchase Price shall be reduced, dollar for dollar, for all portfolio collections received in respect of the Accounts by any Seller Parties on or after August 1, 2005, net of (i) related servicing fees charged by any Seller Parties pursuant to agreements set forth on
Schedule 2.4(a) to the Seller Disclosure Letter and consistent with past practice and (ii) other administrative costs incurred consistent with past practice (such result, the "Portfolio Collections Amount"). Any reduction to the Purchase Price in accordance with this Section 2.4(a) shall be made, to the extent then determinable, at the Closing as an adjustment to the Closing Payment, or to the extent not determinable as of the Closing, promptly following the determination thereof, with such payments paid by the Seller Parties to Purchaser. In connection with the foregoing, the books and records of the Seller Parties shall be closed as of July 31, 2005 in a manner consistent with past practice.

                  (b) Working Capital Adjustment.

                           (i) Prior to Closing, Parent shall prepare and
deliver to Purchaser an estimated statement of the Working Capital as of the Closing Date (the "Pre-Closing Statement"). The Pre-Closing Statement shall be prepared by Seller Parties in good faith.

                           (ii) Based upon the Pre-Closing Statement, the amount
paid to the Seller Parties at Closing shall be: (A) decreased, dollar for dollar, by the amount by which Working Capital in the Pre-Closing Statement ("Estimated WC") is less than the Minimum WC, or (B) increased, dollar for dollar, by the amount by which the Estimated WC is more than the Minimum WC (the adjustment provided for by clauses (A) and (B) is referred to as the "Estimated WC Adjustment"). The "Minimum WC" shall equal Ten Million One Hundred Forty Three Thousand Dollars ($10,143,000).

                           (iii) Within sixty (60) Business Days after Closing,
Parent shall prepare and deliver to Purchaser a statement (the "Closing Statement") of Working Capital as of the Closing Date. The Closing Statement shall be prepared by Parent in good faith.

                           (iv) After receipt of the Closing Statement,
Purchaser (including its advisors), shall have ten (10) Business Days to review it together with the work papers used in the preparation thereof. Unless Purchaser delivers written notice to Parent on or prior to the tenth Business Day after Purchaser's receipt of the Closing Statement stating that it has objections thereto, Purchaser shall be deemed to have accepted and agreed to the Closing Statement. If, however, Purchaser notifies Parent of objections to the Closing Statement on or prior to the tenth Business Day after Purchaser's receipt of the Closing Statement, Purchaser and Parent shall, within twenty (20) Business Days (or such longer period as may be agreed in writing) following such notice (the "Resolution Period"), attempt in good faith to resolve their differences with respect to such objections, and any resolution by them as to any disputed amounts shall, subject to the provisions of the Bankruptcy Code, be final, binding and conclusive.

                           (v) If Purchaser and Parent are unable to resolve any
such disputed items within the Resolution Period, then such Parties shall submit the remaining disputed items (and only those items) for determination and resolution to (x) FTI Consulting Inc. or (y) in the event FTI Consulting Inc. is no longer in the financial analysis business at such time, a mutually acceptable consulting firm with expertise in financial analysis. If FTI Consulting Inc. is no longer in the financial analysis business at such relevant time and Purchaser and Parent are unable to agree on the choice of a consulting firm with expertise in financial analysis, they will select a nationally or regionally recognized consulting firm with expertise in financial analysis by lot after each of Purchaser and Parent have submitted two proposed firms, and then excluded one firm selected by the other. FTI Consulting Inc. (or any other firm selected pursuant to the foregoing) shall be referred to herein as the "Arbiter." The Arbiter shall be instructed to determine the disputed items and report to Purchaser and Parent within thirty (30) days after such submission. Upon determination by the Arbiter of the disputed items, its report shall be final, binding and conclusive on the Parties with respect to such matter. The fees and expenses of the Arbiter shall be allocated between Purchaser and Parent based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Parent claims Working Capital is $1,000 greater than the amount determined by Purchaser, and Purchaser contests only $500 of the amount claimed by Parent, and if the Arbiter ultimately resolves the dispute by awarding the Seller Parties $300 of the $500 contested, then the costs and expenses of the Arbiter will be allocated 60% (i.e., 300 / 500) to Purchaser and 40% (i.e., 200 / 500) to
Parent.

                           (vi) Within two (2) Business Days of the Closing
Statement being finalized in accordance with this Section 2.4(b) (as so finalized, the "Final Closing Statement"), Purchaser shall prepare and deliver to the Seller Parties a statement ("Statement of Adjustments") which details the Working Capital based on the Final Closing Statement (the "Final WC") and any amounts due by the Parties pursuant to Sections 2.4(b)(vii) through (x) hereof.

                           (vii) If the Final WC is less than the Estimated WC
and the Estimated WC was less than Minimum WC, then Purchaser shall submit a claim for the amount by which the Final WC is less than the Estimated WC against the PPA Amount, if any, then being held pursuant to the Escrow Agreement. If the PPA Amount is insufficient to cover the amounts due under this Section 2.4(b)(vii), then the Seller Parties shall pay to Purchaser such amounts due under this Section 2.4(b)(vii) and not covered by the PPA Amount. Any payment under this Section 2.4(b)(vii) shall be made within two (2) Business Days after the Statement of Adjustments is delivered to Parent in accordance with this
Section 2.4(b).

                           (viii) If the Final WC is less than the Estimated WC
and the Estimated WC was more than Minimum WC, then Purchaser shall submit a claim for the amount by which the Final WC is less than the Estimated WC against the PPA Amount, if any, then being held pursuant to the Escrow Agreement. If the PPA Amount is insufficient to cover the amounts due under this Section 2.4(b)(viii), then the Seller Parties shall pay to Purchaser such amounts due under this Section 2.4(b)(viii) and not covered by the PPA Amount. Any payment under this Section 2.4(b)(viii) shall be made within two (2) Business Days after the Statement of Adjustments is delivered to Parent in accordance with this
Section 2.4(b).

                           (ix) If the Final WC is more than the Estimated WC
and the Estimated WC was less than Minimum WC, then Purchaser shall pay to Seller Parties an amount equal to the amount by which the Final WC is more than the Estimated WC. Any payment under this Section 2.4(b)(ix) shall be made within two (2) Business Days after the Statement of Adjustments is delivered to Parent in accordance with this Section 2.4(b).

                           (x) If the Final WC is more than the Estimated WC and
the Estimated WC was more than Minimum WC, then Purchaser shall pay to Seller Parties an amount equal to the amount by which the Final WC is more than the Estimated WC. Any payment under this Section 2.4(b)(x) shall be made within two
(2) Business Days after the Statement of Adjustments is delivered to Parent in accordance with this Section 2.4(b).

                           (xi) During the preparation of the Pre-Closing
Statement and Closing Statement and the period of any review or dispute within the contemplation of this Section 2.4(b), each of the Parties shall (i) provide the other and their authorized representatives (including their respective auditors) with reasonable access at reasonable times, and in a manner so as not to interfere in any material respect with normal business operations, to all relevant books, records, work papers, information and employees, and (ii) cooperate fully for the preparation, calculation and reviews of the Pre-Closing Statement and Closing Statement or for the resolution of any dispute relating thereto.

                  (c) Revenue Adjustment.

                           (i) Prior to Closing, Parent shall prepare and
deliver to Purchaser a good faith estimate of the Revenue Adjustment Amount as of the Closing Date (the "Estimated Revenue Adjustment Amount").

                           (ii) Within sixty (60) Business Days after Closing,
Parent shall prepare and deliver to Purchaser a good faith calculation of the Revenue Adjustment Amount (the "Revenue Calculation").

                           (iii) After Purchaser's receipt of the Revenue
Calculation, the Revenue Adjustment Amount shall be finalized by utilizing the same procedures and mechanics used to finalize Working Capital pursuant to Sections 2.4(b)(iv) and (v) above.

                           (iv) If the Revenue Adjustment Amount as finally
determined is more than the Estimated Revenue Adjustment Amount, then Purchaser shall submit a claim for such excess against the PPA Amount, if any, then being held pursuant to the Escrow Agreement. If the PPA Amount is insufficient to cover the amounts due under this Section 2.4(c)(iv), then the Seller Parties shall pay to Purchaser such amounts due under this Section 2.4(c)(iv) and not covered by the PPA Amount. Any payment under this Section 2.4(c)(iv) shall be made within two (2) Business Days after the claim therefor is delivered to Parent in accordance with this Section 2.4(c)(iv).

                           (v) If the Revenue Adjustment Amount as finally
determined is less than the Estimated Revenue Adjustment Amount, then Parent shall submit a claim to Purchaser for the amount equal to the amount by which the Estimated Revenue Adjustment Amount is more than the Revenue Adjustment Amount. Any payment under this Section 2.4(c)(v) shall be made within two (2) Business Days after the claim therefor is delivered to Purchaser in accordance with this Section 2.4(c)(v).

                           (vi) During the preparation of the Revenue
Calculation and the period of any review or dispute within the contemplation of this Section 2.4(c), each of the Parties shall (i) provide the other and their authorized representatives (including their respective auditors) with reasonable access at reasonable times, and in a manner so as not to interfere in any material respect with normal business operations, to all relevant books, records, work papers, information and employees, and (ii) cooperate fully for the preparation, calculation and reviews of the Revenue Calculation or for the resolution of any dispute relating thereto.

                  (d) Excess Trust Cash.

                           (i) Within seven (7) Business Days after the Closing
Date, Purchaser shall pay to Parent its good faith estimate of the Excess Trust Cash as of the Closing Date (the "Estimated Excess Trust Cash").

                           (ii) Within sixty (60) Business Days after Closing,
Purchaser shall prepare and deliver to Parent a good faith calculation of actual Excess Trust Cash (the "Excess Trust Cash Calculation").

                           (iii) After Parent's receipt of the Excess Trust Cash
Calculation, the amount of Excess Trust Cash shall be finalized by utilizing the same procedures and mechanics used to finalize Working Capital pursuant to Sections 2.4(b)(iv) and (v) above (although the roles of Parent and Purchaser described therein shall be reversed for this purpose).

                           (iv) If the Excess Trust Cash as finally determined
is less than the Estimated Excess Trust Cash, then Purchaser shall submit a claim for such difference against the PPA Amount, if any, then being held pursuant to the Escrow Agreement. If the PPA Amount is insufficient to cover the amounts due under this Section 2.4(d)(iv), then the Seller Parties shall pay to Purchaser such amounts due under this Section 2.4(d)(iv) and not covered by the PPA Amount. Any payment under this Section 2.4(d)(iv) shall be made within two
(2) Business Days after the claim therefor is delivered to Parent in accordance with this Section 2.4(d)(iv).

                           (v) If the Excess Trust Cash as finally determined is
more than the Estimated Excess Trust Cash, then Parent shall submit a claim to Purchaser for the amount equal to the amount by which the Excess Trust Cash is more than the Estimated Excess Trust Cash. Any payment under this Section 2.4(d)(v) shall be made within two (2) Business Days after the claim therefor is delivered to Purchaser in accordance with this Section 2.4(d)(v).

                           (vi) During the preparation of the Excess Trust Cash
Calculation and the period of any review or dispute within the contemplation of this Section 2.4(d), each of the Parties shall (i) provide the other and their authorized representatives (including their respective auditors) with reasonable access at reasonable times, and in a manner so as not to interfere in any material respect with normal business operations, to all relevant books, records, work papers, information and employees, and (ii) cooperate fully for the preparation, calculation and reviews of the Excess Trust Cash Calculation or for the resolution of any dispute relating thereto.

         2.5 Allocation of Purchase Price. The Purchase Price and Assumed Liabilities shall be allocated among the Acquired Assets for tax purposes in accordance with an allocation schedule to be mutually agreed between the Seller Parties and Purchaser after the Closing Date; provided that Purchaser shall, after consultation with the Seller Parties have the discretion to determine the allocation to the Accounts; provided further that, if the Seller Parties and Purchaser are unable to agree on such allocation schedule in accordance with
Section 1060 of the Code and regulations promulgated thereunder (other than with respect to Purchaser's allocation to the Accounts), such disagreement shall be submitted to a third party arbiter for resolution. Purchaser and the Seller Parties, on behalf of themselves and their respective Affiliates, hereby agree to file within 90 days after the Closing Date IRS Form 8594 based on the allocations set forth in such schedule, and if an adjustment is made with respect to the Purchase Price the allocation schedule shall be adjusted in accordance with Section 1060 of the Code and regulations promulgated thereunder and as mutually agreed by Purchaser and the Seller Parties and Purchaser and Seller Parties agree to file any additional information return required to be filed pursuant to Section 1060 of the Code.

         2.6 Transfer Taxes. The Seller Parties and Purchaser shall each pay one-half of any sales, use, transfer, recording or similar Taxes with respect to real or personal property due as a result of the transactions provided for herein. The Parties will reasonably cooperate in timely making all filings, returns, reports and forms necessary or appropriate to comply with the provisions of all applicable laws in connection with the payment of such Taxes and to minimize such Taxes, including requesting that the provisions of Section 1146(c) of the Bankruptcy Code apply to the transactions provided for herein.

         2.7 Reconciliation and Allocations.

                  (a) Beginning on the Closing Date, all payments received by the Seller Parties on account of Accounts Receivable and all other payments received by the Seller Parties which are properly allocable to the conduct of the Acquired Business, other than relating to Excluded Assets, shall be held in trust for Purchaser and shall be promptly paid to Purchaser. On the last day of each month during the six (6) month period beginning on the Closing Date, the Seller Parties shall report to Purchaser the amounts of such payments and the amount shall be paid promptly by the Seller Parties to Purchaser. After such six
(6) month period, the Seller Parties shall cooperate with Purchaser to allocate and remit to Purchaser any Account Receivables collected, and shall continue to hold such payments in trust for Purchaser and remit them periodically as received.

                  (b) Beginning on the Closing Date, all payments received by Purchaser on account of any Excluded Asset shall be held in trust for the Seller Parties and shall be promptly paid to Parent.

         2.8 Payment of Sale Proceeds to Bank Agent.

To the extent provided in any debtor-in-possession financing order (the "DIP Financing Order"), the Sale Order, or any other order entered by the Bankruptcy Court, any and all amounts payable to any of or all of the Seller Parties pursuant to this Agreement, the Escrow Agreement, or any other agreement, instrument or document executed in connection herewith shall (notwithstanding that this Agreement or any of the above-referenced agreements, instruments or documents specifies such payment is to be made to any or all of the Seller Parties) be remitted directly to Heller Financial, Inc. ("Bank Agent"), as Agent pursuant to, and as defined in, that certain Amended and Restated Credit Agreement dated as of September 25, 2002, as amended, by and among certain Seller Parties, Heller Financial, Inc., in its individual capacity as a Lender and as Bank Agent for all Lenders, and the other financial institutions parties thereto as Lenders (the "Loan Agreement"), for application to the "Obligations" (as defined therein), and each of the Seller Parties hereby authorizes and directs Purchaser to remit any and all such payments directly to the Bank Agent.

                                  ARTICLE III.
                              CONDITIONS TO CLOSING

         3.1 Conditions Precedent to Obligations of the Seller Parties and Purchaser. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

                  (a) The Bankruptcy Court shall have entered the Bidding Procedures Order and such order shall be a Final Order;

                  (b) The Bankruptcy Court shall have entered the Sale Order and such order shall be a Final Order;

                  (c) Any waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

                  (d) no action, suit or Proceeding (including any Proceeding over which the Bankruptcy Court or any other court that has jurisdiction) shall be pending by any Governmental Body to enjoin, restrain, prohibit or obtain substantial damages or significant equitable relief in respect of or related to the transactions contemplated by this Agreement, or that would be reasonably expected to prevent or make illegal the consummation of the transactions contemplated by this Agreement; and

                  (e) there shall not be in effect any Law of any Governmental Body of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

                  If the Closing occurs, all closing conditions set forth in this Section 3.1 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Seller Parties and Purchaser.

         3.2 Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions precedent:

                  (a) The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct at and as of the Closing Date (without giving any effect to any materiality or Material Adverse Effect qualifications contained therein), except for changes permitted by this Agreement and except for those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates (without giving any effect to any materiality or Material Adverse Effect qualifications contained therein), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect;

                  (b) All of the covenants and agreements to be complied with or performed by the Seller Parties on or prior to the Closing Date shall have been complied with or performed in all material respects;

                  (c) Purchaser shall have received each of the certificates, agreements, instruments and other documents set forth in Section 4.2 hereof;

                  (d) Except as set forth on Schedule 3.2(d), all Liens (except Permitted Liens) on the stock or assets of the Foreign Subsidiaries shall have been discharged (including for this purpose any Liens of the Bank Agent) by each Foreign Subsidiary, as appropriate, or by the Person in whose favor such Liens exist, at no expense to Purchaser; provided that, for purposes of this condition, Liens the existence of which would not have a Material Adverse Effect shall be disregarded; and

                  (e) Since the date hereof, no Material Adverse Effect shall have occurred.

                  If the Closing occurs, all closing conditions set forth in this Section 3.2 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Purchaser.

         3.3 Conditions Precedent to Obligations of the Seller Parties. The obligation of the Seller Parties to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions precedent:

                  (a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except for changes permitted by this Agreement and except for any such representation and warranty which is itself qualified as to material adverse effect, materiality or similar qualifier, in which case such representation or warranty must be true and correct in all respects (provided that any representation and warranty that addresses matters only as of a certain date shall be so true and correct as of that certain date);

                  (b) All of the covenants and agreements to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with or performed in all material respects;

                  (c) Risk Management Alternatives Portfolio Services, LLC ("RMAPS") shall have received a payoff letter from CFSC pursuant to which, among other customary provisions, CFSC shall evidence RMAPS' full satisfaction of all of the obligations owed by RMAPS to CFSC; provided that the payoff portion of the amount contained in such letter relating to the full satisfaction of any "Contingent Payments" owed to CFSC shall not exceed $4,000,000;

                  (d) RMA Holdings shall have entered into a settlement agreement with Equifax pursuant to which Equifax shall transfer to Parent, on or prior to the Closing Date all of its Class B Membership Interest in RMA Holdings; and

                  (e) Purchaser (or, if directed by Equifax, an Affiliate of Purchaser) shall have assumed the NEX Lease and the RMA Holdings Guaranty.

                  (f) The Seller Parties shall have received each of the certificates, agreements, instruments and other documents set forth in Section
4.3 hereof.

                  If the Closing occurs, all closing conditions set forth in this Section 3.3 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Seller Parties.

                                   ARTICLE IV
                                   THE CLOSING

         4.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Blank Rome LLP, One Logan Square, Philadelphia, Pennsylvania 19103 at 10:00 a.m., Philadelphia time one (1) Business Day following the satisfaction or waiver of all conditions precedent to the Closing (the "Closing Date"). Notwithstanding anything contained herein to the contrary, the Closing shall be effective for all purposes as of 12:01 a.m. Philadelphia time, on the Closing Date.

         4.2 Deliveries by Seller Parties at Closing. At the Closing, the Seller Parties shall deliver to Purchaser:

                  (a) one or more mutually agreeable and customary bills of sale and assignment (the "Bills of Sale") with respect to the Acquired Assets to be conveyed by the Seller Parties at the Closing, duly executed by Parent and each Subsidiary, as applicable;

                  (b) one or more mutually agreeable and customary assignment and assumption agreements (the "Assignment and Assumption Agreements") with respect to the Assigned Contracts and Leases (including those specifically identified by name in Section 2.1(b) above), security deposits and prepaid rents related to the Acquired Leased Real Property, duly executed by Parent and each Subsidiary, as applicable;

                  (c) a certificate executed on behalf of Parent and each of the Subsidiaries by the secretary, assistant secretary or other authorized signatory of each entity, as applicable, dated the Closing Date, certifying and attaching
(i) good standing certificates for each of Parent and the Subsidiaries, dated no earlier than 15 days before the Closing Date, from its respective jurisdiction of incorporation, (ii) authorizing resolutions of each entity's respective board of directors (or equivalent) associated with the approval of the transactions contemplated hereby and (iii) specimen signatures of the officers or other authorized signatories of each entity authorized to execute the agreements and documents contemplated hereby, on behalf of each such entity;

                  (d) a certificate, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, executed on behalf of each Seller Party by an authorized executive officer or other authorized signatory of each such entity, certifying that the conditions specified in Section 3.2(a) and
Section 3.2(b) have been fulfilled;

                  (e) all outstanding stock certificates of Risk Management Alternatives International Limited and Risk Management Alternatives International Corp. Canada (collectively, the "Foreign Subsidiaries") which are being sold hereunder together with duly executed stock powers in blank;

                  (f) a Transition Services Agreement, substantially in the form set forth on Exhibit 4.2(f) ("Transition Services Agreement"), dated the Closing Date, and duly executed by Parent and the Subsidiaries;

                  (g) an affidavit executed by the Seller Parties (other than the Foreign Subsidiaries) of non-foreign status that complies with Section 1445 of the Internal Revenue Code of 1986, as amended;

                  (h) Purchaser shall have received all third party Consents, if any, necessary for the transfer of the capital stock of the Foreign Subsidiaries; and

                  (i) an unaudited consolidated balance sheet of Parent and the Subsidiaries as of June 30, 2005 and the related statement of income for the six-month period then ended.

         4.3 Deliveries by Purchaser at Closing. At the Closing, Purchaser shall deliver to the Seller Parties:

                  (a) the Closing Payment in accordance with Section 2.3(a) by wire transfer of immediately available funds to an account or accounts designated by Parent;

                  (b) a certificate executed on behalf of Purchaser by the secretary or assistant secretary of Purchaser, dated the Closing Date, certifying and attaching (i) good standing certificates for Purchaser, dated no earlier than 15 days before the Closing Date, from its jurisdiction of incorporation, (ii) authorizing resolutions of Purchaser's board of directors associated with the approval of the transactions contemplated hereby and (iii) specimen signatures of the officers of Purchaser authorized to execute the agreements and documents contemplated hereby, on behalf of Purchaser;

                  (c) a certificate, dated as of the Closing Date, executed on behalf of Purchaser by an authorized executive officer of Purchaser, certifying that the conditions specified in Section 3.3(a) and Section 3.3(b) have been fulfilled;

                  (d) the Assignment and Assumption Agreements, duly executed by Purchaser; and

                  (e) a Transition Services Agreement, dated the Closing Date, and duly executed by Purchaser.

                                    ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

         Knowing that Purchaser is relying thereon, Parent and the Subsidiaries, jointly and severally, represent and warrant to Purchaser, except as otherwise set forth in writing in the disclosure letter supplied by the Seller Parties to Purchaser dated as of the date hereof which disclosure letter shall provide an exception to or otherwise qualify the representations or warranties of Parent and the Subsidiaries (the "Seller Disclosure Letter"), as follows:

         5.1 Organization; Standing and Power. Parent and each of the Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective states of incorporation or organization. Parent and the Subsidiaries possess the full power and authority: (i) to own, lease and use their assets and properties in the manner in which such assets are currently owned and used, and
(ii) to conduct their businesses as such businesses are currently being conducted. Parent and the Subsidiaries are duly qualified or registered to do business in each jurisdiction where such qualification or registration is required by applicable Law. Parent and the Subsidiaries are in good standing in each of the jurisdictions where they are required by law to be qualified or registered to do business. Other than the Subsidiaries, Parent does not own any securities in any corporation or other organization, whether incorporated or unincorporated.

         5.2 Capital Structure.

                  (a) Section 5.2 of the Seller Disclosure Letter sets forth the authorized capital stock of each Foreign Subsidiary, including the type of shares authorized, the par value per share and the number of each type of shares that are issued and outstanding. Section 5.2 of the Seller Disclosure Letter contains an accurate and complete list of: (i) the full names of all holders of the capital stock of each Foreign Subsidiary and (ii) the numbers of shares, type of shares owned of record by such stockholders identified in (i) above. For each of the stockholders identified in (i) above, (A) he, she or it is the sole record owner of his, her or its shares of capital stock as set forth in Section
5.2 of the Seller Disclosure Letter next to such stockholder's name (the "Shares"); (B) the Shares are the only shares of the capital stock of the applicable Foreign Subsidiary held of record by such stockholder; (C) such stockholder has the ability to vote all of the Shares at any meeting of the stockholders of the applicable Foreign Subsidiary, or by written consent in lieu of any such meeting; and (D) such stockholder has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of the Shares.

                  (b) All of the outstanding shares of capital stock of the Foreign Subsidiaries are validly issued. There are no options, preemptive rights, calls, subscriptions, commitments, warrants, convertible securities, stockholder agreements or other instruments, understandings, or agreements outstanding giving any Person the right to acquire any shares of capital stock of the Foreign Subsidiaries, nor are there any commitments to issue or execute any of the foregoing.

                  (c) Except as set forth in Section 5.2 of the Seller Disclosure Letter, all of the issued shares of capital stock of the Foreign Subsidiaries are owned directly by Holdings, free and clear of all Liens. None of the outstanding shares of capital stock of the Foreign Subsidiaries has been issued in violation of any preemptive rights of any security holder or in violation of the Securities Act of 1933, as amended, applicable state securities laws or other Law.

         5.3 Authority. Parent and the Subsidiaries have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and the Subsidiaries and no other proceedings on the part of Parent or the Subsidiaries are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Subsidiaries and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent and the Subsidiaries, enforceable against such parties in accordance with its terms.

         5.4 Non-Contravention. Assuming the satisfaction of the conditions set forth in Article III, no Consent of, or filing with or notification to, any Governmental Body is required to be made or obtained by Parent or the Subsidiaries in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby except
(i) approvals of the Bankruptcy Court, and (ii) where the failure to obtain such Consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the consummation by Parent and the Subsidiaries of the transactions contemplated by this Agreement. With respect to each Seller Party, except as set forth in Section 5.4 of the Seller Disclosure Letter, neither the execution, delivery, or performance of this Agreement by such entity, nor the consummation of the transactions contemplated hereby by such entity, nor compliance with any of the provisions hereof by such entity, will (A) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of such entity, (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions, or provisions of any Material Contract, bond, security interest, indenture, plan, or other instrument or obligation to which such entity is a party or by which such entity or its properties or assets may be bound or affected (other than (i) as a result of the proceedings before the Bankruptcy Court, (ii) any violation, breach or default relating to any anti-assignment clause that is unenforceable in the Seller Parties' bankruptcy cases or (iii) any violation, breach or default that will be cured in connection with the assumption and assignment of such agreement or other document to Purchaser), (C) violate in any material respect any order, writ, injunction, decree, statute, rule, or regulation applicable to such entity or its properties or assets or (D) result in the creation or imposition of any Lien on any asset of such entity. The Foreign Subsidiaries make the representations in the prior sentence, however, the qualifying term "in any material respect" in Clause C shall not apply to the representations made by each Foreign Subsidiary.

         5.5 Corporate Records; Financial Statements; No Adverse Changes.

                  (a) Except as set forth in Section 5.5(a) of the Seller Disclosure Letter, the books and records of Parent and the Subsidiaries are and have been properly prepared and maintained in all material respects in form and substance adequate for preparing audited financial statements in accordance with GAAP. Section 5.5(a) of the Seller Disclosure Letter sets forth an accurate and complete list of all bank accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes where any Client Trust Accounts are maintained and the names of all officers, employees or other individuals who have access thereto or who are authorized to make withdrawals therefrom or dispositions thereof.

                  (b) Attached to Section 5.5(b) of the Seller Disclosure Letter are accurate and complete copies of the following audited consolidated financial statements ("Audited Financial Statements") of Parent and the Subsidiaries on a consolidated basis: a balance sheet as of the fiscal years ended December 31, 2003 and December 31, 2002 and related statements of income for the fiscal years then ended, and notes thereto. Attached to Section 5.5(b) of the Seller Disclosure Letter are accurate and complete copies of all the following unaudited consolidated financial statements ("Unaudited Financial Statements") of Parent and the Subsidiaries: (i) a balance sheet as of the fiscal year ended December 31, 2004 and the related statement of income for the fiscal year then ended and (ii) a balance sheet as of April 30, 2005 and the related statement of income for the four-month period then ended. All of the Audited Financial Statements (A) were prepared in accordance with GAAP; (B) fairly present in all material respects the financial condition and results of operations of Parent and the Subsidiaries (taken as a whole) as of the dates and for the periods indicated; and (C) were audited by independent auditors, whose reports thereon are without qualification or explanatory paragraphs. Except as set forth in
Section 5.5(b) of the Seller Disclosure Letter, all of the Unaudited Financial Statements (I) were prepared in accordance with GAAP except for the absence of full footnote disclosure and year-end adjustments and (II) fairly present in all material respects the financial condition and results of operations of Parent and the Subsidiaries as of the dates and for the periods indicated. Except as set forth in Section 5.5(b) of the Seller Disclosure Letter, none of Parent or any of the Subsidiaries guarantee any Obligation of any Person.

                  (c) Except as and to the extent reflected on or fully reserved against in, the consolidated balance sheet of Parent and the Subsidiaries at April 30, 2005, or as set forth on Section 5.5(c) of the Seller Disclosure Letter, the Foreign Subsidiaries have no liabilities or Obligations, whether direct or indirect, matured or unmatured, contingent or otherwise, in each case of the type required to be reflected on, or reserved against in, the consolidated balance sheet of Parent and the Subsidiaries in accordance with GAAP, except for liabilities or Obligations that were incurred consistently with past business practice in or as a result of the normal and ordinary course of business of such Foreign Subsidiaries since April 30, 2005.

                  (d) Operations Since January 1, 2005. From January 1, 2005 to the date of this Agreement, except as set forth in Section 5.5(d) of the Seller Disclosure Letter, the Seller Parties have conducted their businesses in the ordinary course of its business consistent with past practices. From January 1, 2005 to the date of this Agreement, except as set forth in Section 5.5(d) of the Seller Disclosure Schedule, none of Parent or the Subsidiaries have (i) created or assumed any Lien (other than any Permitted Lien) upon any of the Acquired Assets, (ii) purchased, leased, sold, abandoned or otherwise acquired or disposed of any part of the Acquired Business or the Acquired Assets; (iii) waived any material right or canceled any material debt or claim on behalf of or relating to the Acquired Business; (iv) assumed or entered into any Contract on behalf of or relating to the sale of the Acquired Business other than with Purchaser; or (v) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives engaged in the Acquired Business.

         5.6 Accounts Receivable. All Accounts Receivable of Parent and each of the Subsidiaries arose in the ordinary course of business. Except as set forth in Section 5.6 of the Seller Disclosure Letter, there are no refunds, discounts, rights of setoff or assignments affecting any such Accounts Receivable. Proper amounts of deferred revenues appear on the books and records of Parent and each of the Subsidiaries, in accordance with GAAP, with respect to all of Parent's and the Subsidiaries' (i) billed but unearned Accounts Receivable; (ii) previously billed and collected Accounts Receivable still unearned; and (iii) unearned customer deposits. The outstanding, aged Accounts Receivables of the Seller Parties, as of April 30, 2005 are listed in Section 5.6 of the Seller Disclosure Letter.

         5.7 Tangible and Intangible Property.

                  (a) Except as set forth in Section 5.7 of the Seller Disclosure Letter, all of the Tangible Property of Parent and each of the Subsidiaries is located at their respective offices or facilities (other than laptop computers and other portable assets of a personal nature) and Parent and the Subsidiaries have the full and unqualified right to require the immediate return of any of their Tangible Property which is not located at their respective offices or facilities.

                  (b) Upon entry and effectiveness of the Sale Order, other than with respect to the Intellectual Property Assets of the Seller Parties the subject of anti-assignment clauses that are enforceable in the Seller Parties' bankruptcy cases, the Parent and the Subsidiaries (i) shall have the power and the right to sell, convey, transfer, assign and deliver to Purchaser the Acquired Business (including the Acquired Assets) and (ii) on the Closing Date shall sell, convey, transfer, assign and deliver the Acquired Business (including the Acquired Assets) free and clear of all Liens, except for and subject to Permitted Liens and the Assumed Liabilities.

         5.8 Software and Other Intangibles.

Section 5.8 of the Seller Disclosure Letter sets forth an accurate and complete list and description of all Software programs owned or under development by Parent or the Subsidiaries and used in the Acquired Business. Except as explained in Section 5.8 of the Seller Disclosure Letter, Parent and the Subsidiaries have good and marketable title to all Intellectual Property Assets listed in Section 5.8 of the Seller Disclosure Letter and to all Specified Software and has the full right to use all of the Specified Software and Intellectual Property Assets listed in Section 5.8 of the Seller Disclosure Letter, free and clear of any Lien. Except as set forth in Section 5.8 of the Seller Disclosure Letter, all Specified Software and all Copyrights purported to be owned or under development by Parent or the Subsidiaries were created as works for hire (as defined under U.S. copyright law) or are otherwise owned by Parent or the Subsidiaries. With respect to any "shrinkwrap" or other third-party Software licensed or used by any Seller Party, such Software has been properly licensed and all related fees have been paid. With respect to the Specified Software: (i) Parent and the Subsidiaries maintain machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by Parent and the Subsidiaries; (ii) the machine-readable copy substantially conforms to the corresponding source code listing; and (iii) such Specified Software operates substantially in accordance with the user manual therefor without material operating defects. To the Knowledge of Parent or the Subsidiaries, none of the Specified Software or any Seller Party's corporate name is, and none of their respective current uses thereof is, violating or infringing upon, any software, patent, copyright, trade secret or other Intangible Property of any Person. Except as set forth in Section 5.8 of the Seller Disclosure Letter, to the Knowledge of Parent or the Subsidiaries, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Specified Software or Intellectual Property Assets owned by Parent of or one of the Subsidiaries. Except as set forth in Section 5.8 of the Seller Disclosure Letter, none of the Specified Software or Intellectual Property Assets set forth in Section 5.8 of the Seller Disclosure Letter is owned by or registered in the name of any current or former stockholder, partner, director, executive, officer, employee, salesman, agent, client, representative or contractor of Parent or any of the Subsidiaries nor does any such Person have any interest therein or right thereto, including the right to royalty payments.

         5.9 Compliance; Permits.

                  (a) Compliance With Laws. (i) Parent and the Subsidiaries are in material compliance with each Judgment and with each Law that is applicable to them or to the conduct of the Acquired Business or the ownership or use of any of the Acquired Assets; (ii) Parent and the Subsidiaries have at all times during the applicable statute of limitations been in material compliance with each Judgment or Law (except for Environmental Laws which are the subject of Section 5.13 hereof) that is or was applicable to them or to the conduct of the Acquired Business or the ownership or use of any of the Acquired Assets; and
(iii) Parent and the Subsidiaries have not received, at any time, any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Judgment or Law, or (B) any actual, alleged, possible or potential obligation on the part of Parent or any of the Subsidiaries to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. There are no currently outstanding orders or consent decrees issued by the Federal Trade Commission involving or related to Parent or the Subsidiaries, or the Acquired Business or Acquired Assets.

                  (b) Permits. Except as set forth in Section 5.9 of the Seller Disclosure Letter, Parent and the Subsidiaries have obtained and hold all Permits required for the lawful operation of the Acquired Assets and Acquired Business as and where such Acquired Assets and Acquired Business is presently conducted. All material Permits held by Parent and the Subsidiaries are listed in Section 5.9 of the Seller Disclosure Letter, and accurate and complete copies of such Permits have been delivered or made available to Purchaser or its representatives.

         5.10 Questionable Payments. None of the current or former partners, owners, stockholders, directors, executives, officers, representatives, agents or employees of Parent or the Subsidiaries (when acting in such capacity or otherwise on behalf of Parent or the Subsidiaries or any of their predecessors:
(i) have used or are using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity;
(ii) have used or are using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees;
(iii) have violated or are violating any provision of the Foreign Corrupt Practices Act of 1977; (iv) have established or maintained, or are maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (v) have made at any time since January 1, 1995, any false or fictitious entries on the books and records of Parent and/or the Subsidiaries for the purposes of committing a fraud; (vi) have made a bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of Parent and/or the Subsidiaries; or (vii) have made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of Parent and/or the Subsidiaries.

         5.11 Brokers' and Finders' Fees. Other than fees disclosed in Section
5.11 of the Seller Disclosure Letter, Parent and the Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

         5.12 Employees and Independent Contractors.

                  (a) Section 5.12(a) of the Seller Disclosure Letter contains an accurate and complete list of all of the current employees (other than any temporary employee) of Parent and the Subsidiaries (including any employee of Parent or the Subsidiaries who is on a leave of absence) and (i) such current employees' titles, (ii) such current employees' dates of hire, (iii) such current employees' current salaries or wages, (iv) any Permit that is held by such current employees and that relates to or is useful in connection with any of the businesses of Parent and the Subsidiaries and (v) if exceeding $10,000 in the aggregate, any outstanding loans or advances made by any Seller Party to such current employees (other than pursuant to the terms of any 401(k) plan).

                  (b) Section 5.12(b) of the Seller Disclosure Letter contains an accurate and complete list of all non-employee sales representatives and independent contractors engaged by Parent and/or the Subsidiaries and, except as set forth in Section 5.12(b) of the Seller Disclosure Letter, there are no Contracts in effect with any such Persons with respect to the marketing, distribution, licensing or promotion of the Acquired Business.

                  (c) Parent has delivered or made available to Purchaser or its representatives, accurate and complete copies of all employee manuals and handbooks of any Seller Party.

                  (d) Parent and the Subsidiaries have never been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Parent and/or the Subsidiaries.

                  (e) Since the incorporation or formation date of Parent and each of the Subsidiaries, as applicable, neither Parent nor the Subsidiaries have experienced any labor problem that was or is material to them.

                  (f) Except as set forth in Section 5.12(f) of the Seller Disclosure Letter, none of Parent or the Subsidiaries sponsor, maintain or contribute to, or have any ongoing obligations with respect to, any Employee Benefit Plan. Copies of all Employee Benefit Plans listed in Section 5.12(f) of the Seller Disclosure Letter and any current summary plan descriptions of such plans have been made available to Purchaser.

                  (g) Except as set forth in Section 5.12(g) of the Seller Disclosure Letter, the transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in (i) any payment of, or increase in, remuneration or benefit, to any individual; (ii) the acceleration of any payment or benefit to any individual; or (iii) the vesting of any payment or benefit to any individual, in each case, which would result in any obligation or liability to Purchaser.

         5.13 Environmental Matters.

                  (a) With respect to the Acquired Assets and the Acquired Business, the Subsidiaries have complied and are in compliance with all applicable Environmental Laws in all material respects. Parent has made available to Purchaser all environmental inspections, investigations, studies, audits, tests, reviews or other analyses relating to the Acquired Assets or the Acquired Business that are in the possession, custody or control of Parent.

                  (b) No Hazardous Substance has been released at the Acquired Leased Real Property in such a manner as would require remediation by the operator of the Acquired Business under any applicable Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect. No employee of the Acquired Business has brought a claim, or, to the Knowledge of Parent or the Subsidiaries, threatened to bring a claim, against Parent or the Subsidiaries that he was harmed by workplace exposure to a Hazardous Substance, except as would not reasonably be expected to have a Material Adverse Effect.

                  (c) To the Knowledge of Parent or the Subsidiaries, (i) no polychlorinated biphenyls or equipment containing polychlorinated biphenyls are or have been present at the Acquired Leased Real Property; (ii) no building materials containing asbestos are or have been present at the Acquired Leased Real Property; (iii) no radioactive materials or wastes are or have been present at the Acquired Leased Real Property; and (iv) no underground or above ground storage tanks are or have been present at the Acquired Leased Real Property.

                  (d) Neither Parent nor the Subsidiaries have been notified by any Governmental Body or third party of any violation by Parent and/or the Subsidiaries or liability of any of such entities under any Environmental Law, in each case relating to the Acquired Business or the Acquired Assets, except as would not reasonably be expected to have a Material Adverse Effect. There are no pending, or to the Knowledge of Parent or the Subsidiaries, threatened, civil, criminal, or administrative Proceedings against Parent and/or the Subsidiaries under any Environmental Law arising out of or relating to the condition of the Acquired Leased Real Property or any of the activities of Parent and/or the Subsidiaries thereon, except as would not reasonably be expected to have a Material Adverse Effect.

                  (e) Neither Parent nor the Subsidiaries, with respect to the Acquired Business have treated or disposed of regulated quantities of Hazardous Substances nor has Parent contracted with any third party for the treatment or disposal of regulated quantities of Hazardous Substances, except as would not reasonably be expected to have a Material Adverse Effect.

                  (f) To the Knowledge of Parent or the Subsidiaries, there are no facts or circumstances relating to the Acquired Leased Real Property or the Acquired Business conducted by the Parent and the Subsidiaries that would reasonably be expected to result in environmental claims, liabilities or responsibilities being ascribed against Parent, its Subsidiaries or Purchaser and, to the Knowledge of Parent or the Subsidiaries, the Seller Parties have not retained or assumed by Contract, operation of law or otherwise, any liability or responsibility for any existing environmental claim or environmental condition that would reasonably be expected to result in liability to the Purchaser or its Affiliates under Environmental Laws.

         5.14 Contracts.

                  (a) The Material Contracts are valid and enforceable in accordance with their terms. Each of the Material Contracts is in full force and effect and, other than (i) as a result of the proceedings before the Bankruptcy Court, (ii) any other event of default relating to any anti-assignment clause that is unenforceable in the Seller Parties' bankruptcy cases, or (iii) any other event of default that will be cured in connection with the assumption and assignment of such Material Contract to Purchaser, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Except as set forth in Section 5.14(a) of the Seller Disclosure Letter, none of Parent or the Subsidiaries has received written notice nor has any senior management of any of the Seller Parties been informed that any of the Material Contracts will be terminated with or without cause. Other than (i) in connection with the commencement of the Seller Parties' Chapter 11 Cases, and entry of the Sale Order and (ii) as set forth in Section 5.14(a) of the Seller Disclosure Letter, none of the Material Contracts requires the Consent of any party to its assignment in connection with the transactions contemplated hereby. Section 5.14(a) of the Seller Disclosure Letter sets out a complete and accurate list as of the date hereof of all executory contracts, unexpired leases and license agreements relating to the Acquired Business other than the Assigned Contracts and Leases (the "Other Contracts"). There are no oral Material Contracts. True and correct copies of each of the Assigned Contracts and Leases have been delivered or made available to Purchaser.

                  (b) Except as set forth in Section 5.14(b) of the Seller Disclosure Letter, no Person is currently renegotiating with any Seller Party any amount paid or payable to such Seller Party under any of the Assigned Contracts and Leases or any other term or provision of any of the Assigned Contracts and Leases.

                  (c) Except as set forth in Section 5.14(c) of the Seller Disclosure Letter, there are no currently outstanding written proposals or offers submitted by Parent and/or the Subsidiaries to any client, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of such Seller Party involving an amount or commitment exceeding $50,000 in any single case or an aggregate amount or commitment exceeding $200,000 in the aggregate.

         5.15 Real Estate.

                  (a) Neither Parent nor the Subsidiaries has ever owned or currently own any Real Property. Section 5.15 of the Seller Disclosure Letter contains an accurate and complete list of all Real Property leased or otherwise used by Parent and/or each of the Subsidiaries in the operation of the Acquired Business, showing location of each such site. All Acquired Leased Real Property is in working condition, ordinary wear and tear excepted. No such Acquired Leased Real Property, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law, and no written notice or written threat from any lessor, Governmental Body or other Person has been received by Parent or any of the Subsidiaries claiming any material violation of, or breach, default or liability under, any Contract or Law.

                  (b) Except as set forth in Section 5.15(b) of the Seller Disclosure Letter, (i) no portion of the Acquired Leased Real Property is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any governmental authority; (ii) all of the Acquired Leased Real Property has direct legal access to, abuts, and is served by a publicly dedicated and maintained road, which road does and shall provide a valid means of ingress and egress thereto and therefrom, without additional expense; and (iii) all necessary utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all of the Acquired Leased Real Property, and are currently reasonably adequate to serve the Acquired Leased Real Property in connection with the current use thereof.

         5.16 Clients. Section 5.16 of the Seller Disclosure Letter contains an accurate and complete list of each of the top 15 largest clients of the Seller Parties, taken as a whole (measured by gross revenue on a trailing twelve-month basis for the period ending May 31, 2005) (the "15 Largest Clients"). Except as set forth in Section 5.16 of the Seller Disclosure Letter, since January 1, 2005, (i) none of the 15 Largest Clients have given written notice to the Seller Parties that (A) it will or intends to terminate or not renew its Contract with the Seller Parties before the scheduled expiration date (including any maintenance and/or support Contracts), (B) it will otherwise terminate its relationship with the Seller Parties, or (C) it may otherwise materially reduce the volume of business transacted with the Seller Parties below historical levels; and (ii) none of the 15 Largest Clients has made a complaint in writing to Parent or the Subsidiaries in connection with the provision of the Seller Parties' services. The relationship of Parent and the Subsidiaries with the 15 Largest Clients is currently on a good and normal basis, and neither Parent nor the Subsidiaries have experienced any material problems with such clients since January 1, 2005.

         5.17 Proceedings and Judgments.

                  (a) Except as set forth in Section 5.17 of the Seller Disclosure Letter (i) no material Proceeding is currently pending or, to the Knowledge of Parent or the Subsidiaries, threatened in writing, nor has any material Proceeding occurred at any time since December 31, 2002, against Parent and/or the Subsidiaries; and (ii) no Judgment is currently outstanding, nor has any Judgment been outstanding at any time since December 31, 2002, having specific application against Parent and/or the Subsidiaries.

                  (b) As to each matter described in Section 5.17 of the Seller Disclosure Letter, accurate and complete copies of all pertinent pleadings, judgments, orders and other legal documents have been delivered or made available to Purchaser or its representatives.

                  (c) To the Knowledge of Parent or the Subsidiaries, no officer or employee of Parent and/or any Subsidiary is subject to any Judgment that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to any of the businesses of Parent and/or the Subsidiaries.

                  (d) To the Knowledge of Parent or the Subsidiaries, there is no proposed Judgment that, if issued or otherwise put into effect, (i) would be reasonably expected to have a Material Adverse Effect or (ii) would be reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement.

         5.18 Seller Parties' Obligations. All amounts due to clients of Parent or any of the Subsidiaries for collections made by the Seller Parties as of the date hereof have either been remitted to the proper clients or have been deposited in escrow accounts ("Client Trust Accounts") maintained by Parent or a Subsidiary, the rights of Parent and the Subsidiaries, as applicable in respect of which Client Trust Accounts are being transferred to Purchaser on the date hereof.

         5.19 Client Trust Accounts Sufficient. The cash assets held in Client Trust Accounts are sufficient to satisfy the customer accounts payable and as of the Closing Date all of Seller Parties' customers will have been paid in full or the cash assets held in Client Trust Accounts will be sufficient to satisfy all customer accounts payable as of the Closing Date.

         5.20 True Copies. The copies of the agreements attached as schedules to this Agreement or listed on such schedules (and previously delivered or made available to Purchaser) are accurate and complete, in all material respects, and are not missing any amendments or waivers in respect thereof.

         5.21 Taxes. Parent and the Subsidiaries have timely paid all state and local property Taxes required to be paid by it under applicable Law. Except as set forth in Section 5.21 of the Seller Disclosure Letter (i) there are no Liens for Taxes upon any of the Acquired Assets, including the Foreign Subsidiaries' assets, and (ii) none of Parent nor the Subsidiaries are a foreign person (other than the Foreign Subsidiaries) within the meaning of Section 1445 of the Code.

         5.22 No Knowledge of Breach. None of Parent or the Subsidiaries has knowledge of any breach by Purchaser of its representations and warranties herein.

         5.23 Affiliate Transactions. Section 5.23 of the Seller Disclosure Letter lists and fully describes each Contract, transaction or series of transactions pursuant to which Parent or any of the Subsidiaries is, or, at any time during the previous five years has been, a party or otherwise bound with any Affiliate of any stockholder or Parent, excluding intercompany Contracts or transactions (a "Seller Affiliate Transaction"). Each Seller Affiliate Transaction (i) has been entered into the normal and ordinary course of business and pursuant to the reasonable requirements thereof, and (ii) is based upon fair and reasonable terms no less favorable to Parent or the Subsidiaries than it could have obtained in a comparable arm's-length transaction with an unaffiliated Person.

         5.24 Portfolio of Accounts.

                  (a) The CD provided to Purchaser prior to the date hereof contains, as of June 30, 2005, an accurate and complete list of Seller Parties' Accounts and the status of each Account, except with respect to ordinary course of business delays in reporting. The Accounts to be transferred hereunder constitute all of the Accounts.

                  (b) To the Knowledge of Parent or the Subsidiaries, the CD provided to Purchaser prior to the date hereof accurately reflects, in all material respects, all payment activities (or other reductions in value) on the Accounts during the period from July 1, 2004 through June 30, 2005, except with respect to ordinary course of business delays in reporting.

                  (c) From the period commencing on March 1, 2005, with respect to Accounts owned as of March 1, 2005, the Seller Parties have not sold any such Accounts, have not settled any such Accounts outside of the ordinary course of business, have operated in the ordinary course with respect to such Accounts and have made appropriate adjustments in the data base in which entries on such Accounts are made in the ordinary and normal course of its business, consistent with its past practices.

                  (d) Except as set forth in Section 5.24 of the Seller Disclosure Letter, the Seller Parties (i) have good and valid title to each Account and corresponding Account Documents and are the sole owner thereof, (ii) subject to complying with applicable notice requirements, have full right to transfer and sell such Accounts and related Account Documents, and (iii) are transferring and selling, all of their right, title and interest in and to the Accounts and Account Documents to Purchaser, free and clear of any Liens.

                  (e) Seller Parties have no knowledge of any defect with respect to the legality, validity or binding nature of the Accounts; provided, however, that no representation, warranty or covenant is made herein as to the collectability or enforceability of any particular Account or Accounts.

                  (f) Seller Parties have instructed all servicers of the Accounts to not settle amounts owed with respect to the Accounts below prescribed guidelines.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Knowing that the Seller Parties are relying thereon, Purchaser represents and warrants to the Seller Parties as follows:

         6.1 Organization. Purchaser is a limited liability company that is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Purchaser possesses the full limited liability company power and authority to own its assets, conduct its business as and where such business is presently conducted, and enter into this Agreement.

         6.2 Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Purchaser, (i) have been duly authorized by all necessary limited liability company actions by its sole member; (ii) do not constitute a violation of or default under its organization documents; (iii) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Purchaser is a party or by which it is bound;
(iv) do not constitute a violation of any Law or Judgment that is applicable to it or to its businesses or Assets, or to the transactions contemplated by this Agreement; and (v) does not require the Consent of any Person. This Agreement constitutes the valid and legally binding agreement of Purchaser, enforceable against it in accordance with its terms.

         6.3 Brokers' and Finders' Fees. Purchaser has not incurred and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         6.4 Available Funds. NCO has or has available to it, and will make available to Purchaser, all funds necessary to satisfy all of Purchaser's obligations under this Agreement. In particular, to finance its purchase of the Accounts, NCO has entered into a financing arrangement with CFSC (or an affiliate thereof), and Purchaser has no reason to believe that such financing will not be provided on the Closing Date.

         6.5 No Knowledge of Breach.

Purchaser has no knowledge of any breach by the Seller Parties of their representations and warranties herein.

                                   ARTICLE VII
       SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

         7.1 Survival. Subject to the other provisions of this Section 7.1, none of the representations, warranties, agreements and covenants set forth in this Agreement or in any agreement, document, instrument, certificate or other item furnished by any Party pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement shall survive the Closing Date. Notwithstanding the foregoing, the representations and warranties set forth in
Section 5.19 hereof (collectively, the "Sufficiency of Trusts Rep") shall survive for six (6) months following the Closing Date and those covenants and agreements to be performed subsequent to the Closing Date shall survive the Closing in accordance with their terms. The Sufficiency of Trusts Rep and those covenants and agreements to be performed subsequent to the Closing will continue to survive if an Indemnity Notice or a Claim Notice (as applicable) shall have been given in good faith based on facts reasonably expected to establish a valid claim under Article VIII on or prior to the date on which such Sufficiency of Trusts Rep, covenant or agreement would have otherwise terminated in accordance with the terms of the preceding sentence, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article
VIII. Any representation or warranty contained in this Agreement made by any Party that was made by such Party fraudulently shall indefinitely survive the Closing. The right to indemnification based upon such representations, warranties, covenants or agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.

         7.2 Interpretation of Representations and Warranties. Each representation, warranty, covenant and agreement contained herein is independent of all other representations, warranties, covenants and agreements contained herein and must be independently and separately complied with and satisfied.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 Seller Parties' Indemnification. Seller Parties shall, solely out of the Escrow Account (except as otherwise expressly provided in Article II above with respect to certain purchase price adjustments), indemnify and hold harmless Purchaser, NCO, each of their respective Affiliates and each of their respective shareholders, directors, officers, employees, agents, successors and assigns (collectively, the "Purchaser Group"), from and against all Indemnifiable Losses incurred by any of them resulting from, related to, or arising out of any breach of the Sufficiency of Trusts Rep or non-fulfillment of any agreement or covenant to be performed subsequent to the Closing Date by any of the Seller Parties under this Agreement or any agreement, document, instrument, certificate or other item furnished to Purchaser or its Affiliates pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement.

         8.2 Purchaser's Indemnification. Purchaser shall indemnify and hold harmless the Seller Parties, each of their respective Affiliates and each of their respective directors, officers, employees, agents, successors and assigns, from and against all Indemnifiable Losses incurred by any of them resulting from, related to, or arising out of any non-fulfillment of any agreement or covenant to be performed subsequent to the Closing Date by Purchaser under this Agreement or any agreement, document, instrument, certificate or other item furnished to any Seller Party or its Affiliates pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement.

         8.3 Payment; Procedure for Indemnification.

                  (a) In the event that the Person seeking indemnification under this Article VIII (the "Indemnified Party") shall suffer an Indemnifiable Loss, he, she or it shall, promptly after acquiring actual knowledge of any such Indemnifiable Loss, give written notice to the party from whom indemnification under this Article VIII is sought (the "Indemnifying Party") of the amount of the Indemnifiable Loss, together with reasonably sufficient information to enable the Indemnifying Party to determine the accuracy and nature of the claimed Indemnifiable Loss (the "Indemnity Notice"). The failure of any Indemnified Party to promptly give the Indemnifying Party the Indemnity Notice shall not release the Indemnifying Party of liability under this Article VIII unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. Within ten (10) days after the receipt by the Indemnifying Party of the Indemnity Notice, the Indemnifying Party shall either (i) pay (in immediately available funds) to the Indemnified Party an amount equal to the Indemnifiable Loss or (ii) object to such claim, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor, it being understood that the failure of the Indemnifying Party to so object shall preclude the Indemnifying Party from asserting any claim, defense or counterclaim relating to the Indemnifying Party's failure to pay any Indemnifiable Loss. If the Indemnifying Party fails to object as aforesaid, then the Indemnifying Party shall conclusively be deemed to be obligated to pay the amount of the Indemnifiable Loss to the Indemnified Party within the ten (10) day period after the Indemnifying Party's receipt of the Indemnity Notice. The Indemnifying Party's objection shall not relieve the Indemnifying Party from its obligations under this Article VIII. If there shall be a dispute as to the amount or manner of indemnification under this Article VIII, the Indemnifying and Indemnified Party shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within twenty (20) days following the receipt of such written objection notice by the Indemnified Party, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the damages claimed from any Indemnifying Party. If any Indemnifying Party fails to pay all or part of any indemnification obligation when due, then such Indemnifying Party shall also be obligated to pay to the applicable Indemnified Party interest compounded monthly on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the prime rate of interest as reported in The Wall Street Journal from time to time. If the Indemnifying Party disputes its liability for any Indemnifiable Loss asserted by the Indemnified Party, and the Indemnifying Party is the prevailing party in any Proceeding initiated to resolve such dispute, then the Indemnified Party shall promptly pay all of the reasonable attorneys' fees and expenses incurred by the Indemnifying Party in connection with such dispute or such Proceeding.

                  (b) In the event the facts giving rise to the claim for indemnification under this Article VIII shall involve any action, claim or demand by any third party against the Indemnified Party, the Indemnified Party, within the earlier of, as applicable, fifteen (15) days after receiving notice of the filing of a lawsuit or sixty (60) days after receiving notice of the existence of a claim or demand giving rise to the claim for indemnification, shall send written notice of such claim to the Indemnifying Party (the "Claim Notice"). The failure of the Indemnified Party to give the Indemnifying Party the Claim Notice shall not release the Indemnifying Party of liability under this Article VIII unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall be entitled to defend such claim in the name of the Indemnified Party at the Indemnifying Party's own expense and through counsel (reasonably acceptable to the Indemnified Party) of its own choosing. The Indemnifying Party shall give the Indemnified Party notice in writing within ten (10) days after receiving the Claim Notice from the Indemnified Party in the event of litigation, or otherwise within thirty (30) days, of its intent to do so. The Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through its own counsel, at its own expense, but the Indemnifying Party shall have the right to control the defense of the claim or the litigation. Notwithstanding any other provision contained in this Agreement, the party controlling the defense of the claim or the litigation shall not settle any such claim or litigation without the written consent of the other party; provided, that if such proposed settlement contains terms that are reasonable under the circumstances, then the other party shall not withhold or delay the giving of such consent.

         8.4 Limitation on Liabilities. Notwithstanding anything in this Agreement to the contrary, an Indemnifying Party shall not have any liability to an Indemnified Party in respect of any claim for indemnification for the breach of any representation, warranty, covenant or other agreement contained herein unless a claim with respect thereto is delivered to the Indemnifying Party prior to the termination of the survival period for such representation, warranty, covenant or other agreement set forth in Article VII hereof.

         8.5 Limitation on Indemnification Amount. Notwithstanding anything to the contrary contained in this Article VIII, no Person that would otherwise be entitled to be an Indemnified Party under this Article VIII shall be entitled to indemnification pursuant to this Article VIII, unless and until the aggregate amount of such Person's Indemnifiable Loss with respect to an individual matter exceeds $50,000 or with respect to all matters exceeds $250,000 (the "Threshold Amount"). If and when the aggregate amount of such Person's Indemnifiable Loss exceeds the Threshold Amount, such Person shall be entitled to be indemnified for the full amount of such Indemnifiable Loss, without regard to the Threshold Amount. Further, except as otherwise expressly provided in Article II above with respect to certain purchase price adjustments, the maximum aggregate amount of indemnification that the Purchaser Group may recover under this Article VIII shall in no event exceed the remaining funds in the Escrow Account and recourse for such amount shall be limited solely to offsets against the Escrow Account in accordance with this Agreement and the Escrow Agreement (it being understood that any portion of the indemnification claims of the Purchaser Group against any or all of the Seller Parties that remain unsatisfied after application of the funds in the Escrow Account shall be deemed forever waived, discharged and released).

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

         8.6 Exclusive Remedies. Except as otherwise expressly provided in this Agreement, the indemnification rights of the Parties under this Article VIII are the exclusive rights and remedies of the Parties with respect to the transactions contemplated by this Agreement, at law or in equity or otherwise.

                                   ARTICLE IX
                                    COVENANTS

         9.1 Access.

                  (a) Between the date hereof and the Closing, Parent and the Subsidiaries shall: (i) give Purchaser and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to senior management employees, the Acquired Assets, and such books and records of such entity, as are reasonably necessary to allow Purchaser and its representatives to make such inspections as they may reasonably require relating to the transactions contemplated by this Agreement and the consummation thereof;
(ii) preserve in all material respects all books and records relating to the operation or ownership of the Acquired Assets and any other material information related to the Acquired Business and the Acquired Assets on or before the Closing Date consistent with such entities' ordinary course of business; (iii) cause officers of each entity to furnish Purchaser and its representatives with such financial and operating data and other information with respect to such entity, to the extent prepared by such entity in the ordinary course of business, as Purchaser may from time to time reasonably request relating to the transactions contemplated by this Agreement and the consummation thereof; (iv) give Purchaser and its authorized representatives access to senior management employees of each Seller Party to discuss the transactions contemplated by this Agreement and the consummation thereof; and (v) give Purchaser and its authorized representatives access to third parties who have entered into Contracts with the Seller Parties to enable Purchaser to negotiate with such third parties prior to Purchaser making a final decision in accordance with the terms herein as to whether or not it should assume such Contracts.

                  (b) On and after the Closing Date, Purchaser will afford promptly to Parent and its counsel, financial advisers and other agents reasonable access during normal business hours to its properties, books and records, employees, auditors and counsel to the extent necessary for financial reporting and accounting matters, employee benefits matters, the preparation and filing of any Tax Returns, reports or forms, the defense of any Tax audit, claim or assessment and other matters relating to the winding-up of any Seller Party's estate, or to permit Parent to determine any matter relating to the rights and obligations of any Seller Party hereunder or any other reasonable business purpose related to the Excluded Assets or Excluded Liabilities; provided, however, that any such access by Parent shall not unreasonably interfere with the conduct of the business of Purchaser. Purchaser shall preserve and maintain the books and records acquired at Closing for a period of three years after the Closing Date.

         9.2 Conduct and Preservation of the Acquired Assets. Except (i) as provided in this Agreement, (ii) consented to by Purchaser, which consent shall not be unreasonably withheld or delayed or (iii) approved by the Bankruptcy Court, during the period from the date hereof to the Closing, the Seller Parties shall use their Commercially Reasonable Efforts to cause the Acquired Business to be conducted in the ordinary course of business consistent with its practice, including with respect to the operation and maintenance of the Acquired Assets, and shall use its Commercially Reasonable Efforts to (A) preserve the present business operations, organization and goodwill of the Acquired Business; (B) preserve, maintain, and protect the assets, rights, and properties of the Acquired Business and the Acquired Assets; (C) comply in all material respects with all post-petition contractual and other obligations applicable to the operation of the Acquired Business and the Acquired Assets; and (D) comply in all material respects with applicable Laws, insofar as they relate to the Acquire Business or the Acquired Assets.

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

         9.3 Restrictions on Certain Actions of the Seller Parties.

                  (a) Without limiting the generality of Section 9.2, and except as (w) set forth on Schedule 9.3, (x) otherwise provided in this Agreement, (y) otherwise required in order for any Seller Party to comply with its duties and responsibilities as a debtor in possession under the Bankruptcy Code, or (z) approved by the Bankruptcy Court, prior to the Closing, to the extent relating to the Acquired Business or the Acquired Assets, none of the Seller Parties, shall, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed:

                           (i) sell, lease, transfer, or otherwise dispose of,
directly or indirectly, any assets relating to or forming part of the Acquired Business or the Acquired Assets with an aggregate value greater than $75,000, provided, however, that no sales of the Accounts shall occur nor shall settlement offers with respect thereto be made outside of the ordinary course consistent with past practices.

                           (ii) acquire for the Acquired Business (by merger,
consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

                           (iii) amend, modify, or change in any material
respect or reject under Section 365 of the Bankruptcy Code any Assigned Contracts and Leases;

                           (iv) enter into any joint venture, strategic
alliance, partnership or similar business relationship with a third party that affects or is binding upon the Acquired Business or the Acquired Assets;

                           (v) enter into any agreement that contains a covenant
or other provision restricting in any material respect the ability of the Acquired Business or the Acquired Assets (or which, following the Closing, would restrict the ability of Purchaser) to compete with any Person in any geographic area or to engage in any activity or business, or pursuant to which any benefit is required to be given or is lost as a result of so competing or engaging;

                           (vi) enter into any lease of real property, except
any renewal of an existing lease in accordance with its terms;

                           (vii) mortgage, pledge or subject to any Liens any of
the Acquired Assets;

                           (viii) fail to maintain in full force and effect
insurance policies covering the Acquired Assets, in form and amount consistent with past practice;

                           (ix) hire any, or make any commitment to hire any,
additional employees outside of the ordinary course of business with respect to the Acquired Business or the Acquired Assets; provided that nothing contained herein shall restrict Parent or any of the Subsidiaries from terminating the employment of any employees;

                           (x) grant any increase in the compensation of any
employees, promote any employees, or, except to the extent required by applicable law, amend or modify any benefit plan or make any change in the amount or the manner in which the employees are compensated, or any provision of additional or supplemental benefits for employees, or establish any new benefit plan with respect to employees; provided that nothing above shall restrict normal periodic increases, promotions, hiring or changes effected in the ordinary course of business, the payment of stay bonuses to senior executives of the Seller Parties, or the payment of any other stay bonus not resulting in an obligation or liability to Purchaser, in any case of which Purchaser shall be notified;

                           (xi) change any current election with respect to
Taxes affecting the Acquired Assets; or

                           (xii) enter into any agreement to do any of the
foregoing.

         9.4 Notification. Seller Parties shall promptly notify Purchaser, and Purchaser shall promptly notify the Seller Parties, of any Proceeding pending or, to their knowledge, threatened against, any Seller Party or Purchaser, as the case may be, which, if successful, would prevent or materially delay the transactions contemplated hereby.

         9.5 Antitrust and Other Authorizations and Consents.

                  (a) Filings. Each Party shall use its Commercially Reasonable Efforts to obtain, and to cooperate with the other Party in obtaining, all Consents of any Governmental Body that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to undertake Commercially Reasonable Efforts to avoid the entry of any Order by any Governmental Body prohibiting the consummation of the transactions contemplated hereby, and shall furnish to the other all such information in its possession as may be necessary for the completion of the notifications or applications to be filed by the other. No Party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other Parties.

                  (b) HSR Act. Without limiting the generality of Section 9.5(a), to the extent required by the HSR Act, each Party shall (i) file or cause to be filed, as promptly as practicable after the entry of the Bidding Procedures Order, but in no event later than the fifth Business Day thereafter, with the United States Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the United

States Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable. Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act. Purchaser shall pay the filing fees payable in connection with the filings by the Parties required by the HSR Act.

                  (c) Third Party Consents. Unless otherwise provided by Order of the Bankruptcy Court, without limiting the generality of Section 9.5(a), Purchaser shall (i) use its Commercially Reasonable Efforts to assist Parent and the Subsidiaries in obtaining any Consents of third parties to the extent required under Section 9.7(b), including providing to such third parties such financial statements and other publicly available financial information with respect to Purchaser as such third parties may reasonably request and (ii) take all actions necessary to satisfy the requirements of Section 365(f)(2) of the Bankruptcy Code relating to adequate assurance of future performance, including by providing required witnesses, financial statements and other financial information.

         9.6 Publicity.Prior to the filing with the Bankruptcy Court of the motion seeking entry of the Bidding Procedures Order, no Party shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior approval of each other Party, except as may be required by applicable laws or, as applicable to NCO, by any listing agreement with, or the policies of, The Nasdaq Stock Market, Inc. or any other quotation system on which NCO's securities are then listed or quoted (in which case the Parties shall use their best efforts to consult with each other regarding the content of any such press release or statement prior to its release).

         9.7 Procedural Orders and Motions.Between the date of this Agreement and the Closing:

                  (a) General; Bankruptcy Court Filings. It is the Parties' intention to consummate the transactions contemplated by this Agreement pursuant to a Bankruptcy Court approved sale of the Acquired Assets under Sections 105, 363 and 1146 and other applicable provisions of the Bankruptcy Code and the assignment and assumption of the Assigned Contracts and Leases under Sections 105, 363 and 365 of the Bankruptcy Code. Within one (1) Business Day after this Agreement is executed, the Seller Parties (other than the Foreign Subsidiaries) shall file a petition for relief under Chapter 11 in the Bankruptcy Court (the "Filing Date"), and within five (5) days following the Filing Date, the Seller Parties (other than the Foreign Subsidiaries) shall file one or more motions (the "Motion") with the Bankruptcy Court:

                           (i) seeking entry, by no later than twenty (20) days
after the Filing Date, of the Bidding Procedures Order (to include approval of the Break-Up Fee and Expense Reimbursement Fee provided for herein and in the Bidding Procedures Order) (the "Outside Bidding Procedures Order Date");

                           (ii) establishing bidding procedures governing the
transactions contemplated by this Agreement and the Bidding Procedures Order (including bulk bidding (the motion(s) referenced in Section 9.7(a)(i) and (ii) shall be collectively referred to as the "Bidding Procedures Motion"));

                           (iii) scheduling a hearing on approval of the sale to
be held in no event later than the date that is forty-five (45) days after the date on which the Bidding Procedures Order is entered;

                           (iv) seeking approval of the form, manner and notice
to be given of the sale;

                           (v) setting the deadline for filing objections to the
sale;

                           (vi) seeking approval of assignment and assumption of
the Assigned Contracts and Leases; and

                           (vii) seeking approval of the Sale Order no later
than forty-five (45) days after the entry of the Bidding Procedures Order.

                  (b) Approvals, Consents and Notice. Within five (5) Business Days after entry of the Bidding Procedures Order, the Seller Parties shall promptly give notice of the entry of such order (i) to all third parties to all Assigned Contracts and Leases, (ii) to all parties entitled to receive notice under the Bankruptcy Code and the Bankruptcy Rules, for the purpose of obtaining the written Consent of such Persons whose Consent is necessary pursuant to
Section 365 of the Bankruptcy Code, and (iii) to all Persons who assert any Cure-Amounts with respect to the assignments by Parent and/or the Subsidiaries to Purchaser of such Assigned Contracts and Leases. The Seller Parties and Purchaser shall use their respective Commercially Reasonable Efforts to obtain all required Consents of all third parties to the Assigned Contracts and Leases, whose Consent is required under Section 365 of the Bankruptcy Code to validly assign such Assigned Contracts and Leases to Purchaser on the Closing Date; provided however that the Seller Parties shall not be obligated to provide any monetary or non-monetary consideration to obtain such Consents.

                  (c) Competing Proposals and Overbids.

                           (i) In the event that Parent, the Subsidiaries (other
than the Foreign Subsidiaries) or any of their representatives shall receive a Qualified Bid from a Qualified Bidder, subject to and in accordance with the Bidding Procedures Order, the Seller Parties shall provide a copy of the Qualified Bid to Purchaser within one (1) day thereafter and afford Purchaser an opportunity to participate in an Auction to be held in accordance with the terms of the Bidding Procedures Order and as noticed at the offices of bankruptcy counsel for the Seller Parties (other than the Foreign Subsidiaries). Subject to the terms of the Bidding Procedures Order, at any Auction so held, bidding shall proceed with the highest Qualified Bid and subsequent bids must include additional consideration of at least $500,000 over the previous bid. Subject to the terms of the Bidding Procedures Order, in the event no Potential Bidder makes the submissions required by the Bidding Procedures Order, or in the event Parent, the Subsidiaries or any of their representatives fails to receive a timely Qualified Bid in accordance with the Bidding Procedures Order, then no Auction shall be held, and Parent and the Subsidiaries shall request the Bankruptcy Court at the sale hearing to enter the Sale Order authorizing and approving the transactions set forth herein.

                           (ii) The Bankruptcy Court sale hearing (the "Sale
Hearing") to confirm the highest or best offer shall be held not later than three (3) Business Days after the conclusion of the Auction, and in no event later than the date that is forty-five (45) days after the date on which the Bidding Procedures Order is entered (the "Outside Sale Order Date").

                  (d) Payment of Break-Up Fee and Expense Reimbursement Costs.

                           (i) If (x) this Agreement shall be terminated prior
to the Closing Date pursuant to (I) Section 10.1(c), (II) Section 10.1(d) as a result of a breach that is intentional or (III) Section 10.1(i) and (y) in the case of a termination pursuant to Section 10.1(c) or Section 10.1(d), an Alternative Transaction is consummated, or in the case of a termination pursuant to Section 10.1(i), the plan of reorganization or liquidation referenced in
Section 10.1(i) is consummated, then the Seller Parties shall pay to Purchaser an amount equal to $3,500,000 (the "Break-Up Fee") in the following timeframe:

                                    (A) not later than two (2) Business Days
after the consummation of an Alternative Transaction if this Agreement is terminated pursuant to (x) Section 10.1(c) or (y) Section 10.1(d) as a result of a breach that is intentional; or

                                    (B) not later than two (2) Business Days
after the consummation of a plan of reorganization or liquidation referenced in
Section 10.1(i) if this Agreement is terminated pursuant to such Section
10.1(i).

                           (ii) If (x) this Agreement shall be terminated prior
to the Closing Date pursuant to (I) Section 10.1(c), (II) Section 10.1(d) as a result of a breach that is intentional or (III) Section 10.1(i), and (y) in the case of a termination pursuant to Section 10.1(c) or Section 10.1(d), an Alternative Transaction is consummated, or in the case of a termination pursuant to Section 10.1(i), the plan of reorganization or liquidation referenced in
Section 10.1(i) is consummated, then upon presentation of a statement setting forth with specificity the nature and amount thereof, the Seller Parties shall reimburse Purchaser for reasonable out-of-pocket expenses actually incurred by Purchaser in connection with this Agreement in an aggregate amount not to exceed $1,600,000 (the "Expense Reimbursement Fee") without further order of the Bankruptcy Court, in the following timeframe:

                                    (A) not later than two (2) Business Days
after the consummation of an Alternative Transaction if this Agreement is terminated pursuant to (x) Section 10.1(c) or (y) Section 10.1(d) as a result of a breach that is intentional; or

                                    (B) not later than two (2) Business Days
after the consummation of a plan of reorganization or liquidation referenced in
Section 10.1(i) if this Agreement is terminated pursuant to such Section
10.1(i).

                           (iii) Seller Parties' obligation to pay the Break-Up
Fee and the Expense Reimbursement Fee shall be subject to the Bidding Procedures Order.

                  (e) Nonsolicitation of Alternative Transactions. During the period between the date hereof and the Filing Date, the Seller Parties shall not, and shall cause their respective Affiliates and representatives not to, (i) solicit inquiries, proposals, offers or bids from, (ii) negotiate or discuss with, (iii) respond to any request for information or due diligence inquiry of,
(iv) make the management and employees of the Acquired Business available to, or
(v) enter into any agreement or consummate any transaction with any third party relating to an Alternative Transaction. During the Solicitation Period, the Seller Parties and their respective Affiliates and representatives shall be permitted, in the manner and to the extent permitted by the Bidding Procedures Order, to (i) solicit inquiries, proposals, offers or bids from, (ii) negotiate or discuss with, (iii) respond to any request for information or due diligence inquiry of, and (iv) make their respective management and employees available to, any third party in connection with the submission or proposed submission of a Qualified Bid and may take any other affirmative action to cause, promote or assist the purchase of all or substantially all of the Acquired Assets, provided, however, that Parent and the Subsidiaries may only seek Bankruptcy Court approval of a definitive agreement with the Winning Bidder made and accepted in accordance with the Bidding Procedures Order. Without limiting and subject to the foregoing, the Seller Parties and their respective Affiliates and representatives shall be permitted to supply information relating to the Acquired Business and Acquired Assets during the Solicitation Period only to prospective purchasers that have executed in accordance with the Bidding Procedures Order a confidentiality agreement.

         9.8 Advice of Changes. Prior to the Closing, each Party shall advise the other in writing with respect to any matter arising after the date of this Agreement of which that Party obtains knowledge and which, if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules hereto. Parent and the Subsidiaries, as applicable, shall, from time to time prior to the Closing, promptly supplement or amend the Schedules to this Agreement with respect to (i) any non-material matter that existed as of the date of this Agreement and should have been set forth in any of the Schedules hereto, (ii) any non-material matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth in any of the Schedules hereto in order to make any representation or warranty set forth in this Agreement true and correct as of such date and (iii) any matter requiring disclosure as a result of Purchaser's additions or subtractions to Schedule 2.1(b) pursuant to the terms herein. Purchaser shall promptly notify Parent and the Subsidiaries of (A) any breach by Parent or any Subsidiary of any representation or warranty of such entity, or (B) any other event, fact, condition or circumstance that would excuse Purchaser from the timely performance of its obligations hereunder, if any such information becomes aware to Purchaser prior to the Closing.

         9.9 Confidentiality. Each Party hereto acknowledges that the other Parties have legitimate and continuing proprietary interests in the protection of their confidential information and that the Parties have invested substantial sums and will continue to invest substantial sums to develop, maintain and protect such confidential information. Prior to and after the Closing, each Party agrees not to disclose, furnish or make accessible to anyone or use for its own benefit (other than as contemplated by this Agreement) any trade secrets or other confidential or proprietary information of another Party relating to such Party and/or their respective businesses including information obtained by or revealed to such Party during any investigations, negotiations or review relating to this Agreement and any other document contemplated hereby or thereby or any past or future actions taken in connection with, pursuant to, in accordance with, or under this Agreement, including any business plans, marketing plans, financial information, strategies, systems, programs and methods, provided that such protected information shall not include (i) information required to be disclosed by law, legal or judicial process (including a court order, subpoena or order of a Governmental Body) or the rules of any stock exchange or quotation system, subject to prior consultation with the other Party to the extent reasonably practicable; (ii) information that is or becomes available to the receiving Party on a non-confidential basis from a source other than the other Parties and not obtained in violation of this Agreement; (iii) information that is independently developed by the receiving party without reference to or use of any information obtained in connection with this Agreement; and (iv) information known to the public or otherwise in the public domain without violation of this Section 9.9, provided, further, that this Section 9.9 shall not in any way limit the disclosure of information by Parent, the Subsidiaries, NCO or Purchaser (a) to the extent reasonably required in connection with the commencement and prosecution of the Seller Parties' Chapter 11 Cases or (b) regarding Parent, the Subsidiaries and the Acquired Business (i) to other bidders or potential bidders to the extent specifically permitted by this Agreement or (ii) following the termination of this Agreement.

         9.10 Employment Matters.

                  (a) Employment Offers. Purchaser, in conjunction with Parent, shall be permitted to meet with and interview all senior management of Parent and the Subsidiaries. Purchaser shall offer employment to all employees of Parent or the Subsidiaries, as of the Closing Date, in connection with the purchase of the Acquired Business, with each such offer being contingent on completion of the Closing and subject to Purchaser's ability to terminate the employment of any Transferred Employee (as defined below) at any time following the Closing Date. Purchaser shall not and shall not permit any of its Affiliates to, prior to the last day of the Auction, solicit any employees of Parent or the Subsidiaries other than (i) with the prior written permission of Parent or (ii) in accordance with a general plan for the recruitment of employees agreed with Parent and the Subsidiaries. Each employee of Parent or the Subsidiaries who accepts Purchaser's offer of employment as of the Closing shall be referred to herein as a "Transferred Employee." Parent shall, or shall cause the applicable Subsidiary to, terminate all Transferred Employees as of the Closing Date. In addition to any severance obligations under the terms of the KERP or under any other Contract specified in Schedule 5.5(d) of the Seller Disclosure Letter between any employee and a Seller Party, Purchaser shall pay severance in an amount determined under the terms of the Purchaser's severance pay guidelines and procedures to any employee of Parent or the Subsidiaries who does not become a Transferred Employee and to any Transferred Employee whose employment is terminated without cause (as defined in Purchaser's employment guidelines and procedures) on or prior to the first anniversary of the Closing Date.

                  (b) Compensation and Benefit Plans. Effective as of the Closing Date, Purchaser will offer to all Transferred Employees compensation packages and benefit plans equivalent to those offered to similarly situated employees of Purchaser, except that all benefit plans shall immediately credit service for Transferred Employees and their eligible dependents as set forth in
Section 9.10(c) regardless of whether such service crediting terms would apply to similarly situated employees of Purchaser. Purchaser shall assume the vacation and sick pay accruals of all employees of Parent and the Subsidiaries to the extent accrued on the Final Closing Statement and shall permit each Transferred Employee to use such accrued vacation and sick leave following the Closing in accordance with the terms of Purchaser's vacation and sick pay policies, and, if such Transferred Employee is terminated without cause (as defined in Purchaser's employment guidelines and procedures)on or prior to the first anniversary of the Closing Date, pay to each Transferred Employee the amount of accrued vacation and sick pay not so used. As soon as the Final Closing Statement is prepared, Purchaser shall pay to RMA Management Services, Inc. the amount of any vacation and sick pay accruals for any employee of Parent or the Subsidiaries who does not become a Transferred Employee to the extent such amount is accrued on the Final Closing Statement.

                  (c) Credited Service. Effective as of the Closing Date, Purchaser, for purposes of its benefit plans and other employee benefits, agrees to immediately recognize all service of the Transferred Employees and their eligible dependents with the Seller Parties (to the same extent as the Seller Parties so recognized as of the Closing Date) for the purpose of determining eligibility, entitlement and vesting, including but not limited to, Purchaser's 401(k) plan, severance and vacation policies.

                  (d) Health Plans. Subject to the terms of the KERP, Purchaser shall, effective as of the Closing Date, provide Transferred Employees and their eligible dependents with coverage under group health plans which is the same as provided to similarly situated employees of Purchaser, except that such group health plans shall immediately credit service for Transferred Employees and their eligible dependents as set forth in Section 9.10(c) regardless of whether such service crediting terms would apply to similarly situated employees of Purchaser.

                  (e) Reimbursement. Within five (5) Business Days after receipt of an invoice from any Seller Party, Purchaser shall reimburse such Seller Party for (i) the health and dental benefits incurred on or prior to the Closing Date and actually paid by such Seller Party on or after the Closing Date under the terms of the Seller Parties' health and dental plans in a total amount not to exceed the amount accrued for such health and dental benefits on the Pre-Closing Statement (as the same may be adjusted by the Final Closing Statement) and (ii) the cost of the monthly premium to retain in effect the stop-loss insurance coverage associated with the Seller Parties' health and dental plans for the 12 months following the month in which the Closing Date occurs in a total amount not to exceed $550,000 (it being agreed that, to the extent such insurance coverage is not obtained and therefore any portion of the $550,000 is not used as contemplated by the foregoing, then, in addition to the amounts received under subsection (i) hereof, the Seller Parties shall be entitled to receive such available portion to cover the health and dental benefits actually paid by any Seller Party under the terms of the Seller Parties' health and dental plans).

                  (f) COBRA. Purchaser shall be solely responsible for complying with the requirements of COBRA for any individual who is an "M&A qualified beneficiary" as defined in Q&A-4 of Treas. Reg. ss. 54.4980B-9 in connection with the transactions contemplated by this Agreement.

                  (g) 401(k). Effective as of the Closing Date, Purchaser shall either (i) assume the sponsorship of and all assets and liabilities associated with Seller Parties' 401(k) Plan or (ii) terminate such 401(k) Plan. Effective as of the Closing Date, Purchaser shall also assume all costs and expenses of such termination and fully indemnify and hold harmless such Plan's Trustees with respect to Purchaser's acts or inactions in connection with terminating the 401(k) Plan. Effective as of the Closing Date, Purchaser shall also fully indemnify and hold harmless such Plan's current and former fiduciaries who are or were officers, directors, or employees of Seller Parties for any liabilities incurred by said fiduciaries as a result of any action that Purchaser takes or fails to take in connection with the termination of the 401(k) Plan. The Parties agree to work together in a reasonable manner to accomplish the foregoing.

                  (h) KERP. Purchaser acknowledges that RMA Management Services, Inc. has implemented a Key Employee Retention Plan (as such shall be modified as described below, the "KERP") in order to provide certain employees with an incentive to remain committed to the business of the Seller Parties, both before and after the Closing. Each participant under the KERP (a "KERP Participant") has previously executed a letter agreement (individually, a "KERP Letter" and, collectively, the "KERP Letters") wherein such KERP Participant's benefits under the KERP are particularly described. Purchaser has previously been provided the forms of the KERP Letters in addition to a current listing (pursuant to Section
5.4 of the Seller Disclosure Letter) of the KERP Participants. For the benefit of the KERP Participants, Purchaser agrees and acknowledges that the KERP Letters shall be on the list of Assigned Contracts and Leases on Schedule 2.1(b) and Purchaser shall assume and discharge all liabilities (such liabilities to be Assumed Liabilities hereunder) arising under the KERP, irrespective of whether any particular KERP Participant is a Transferred Employee. Purchaser agrees that, prior to the Closing Date, RMA Management Services, Inc. shall execute and deliver a supplemental letter to each KERP Participant in order to effectuate a number of clarifications and modifications to the KERP and the KERP Letters, as follows: (i) first, the letter shall state that Purchaser agrees and acknowledges that the consummation of the transactions contemplated by this Agreement shall be deemed a "Sale" under the KERP Letters and shall therefore entitle the KERP Participants to receive the retention bonuses and, to the extent applicable, the health, welfare and severance benefits described in the KERP Letters and, in furtherance thereof, Purchaser shall assume and discharge all liabilities (such liabilities to be Assumed Liabilities hereunder) arising under the KERP irrespective of whether any particular KERP Participant is a Transferred Employee; (ii) second, the letter shall state that, after the Closing, any resignation of a KERP Participant as a result of such KERP Participant's refusal to relocate to a location that is either outside of a fifty (50) mile radius of, or more than a one-hour commute from, such KERP Participant's residential address shall, for purposes of the KERP Letters, be considered an involuntary termination without "Cause" (as defined in the KERP Letters); (iii) third, the letter shall state that, for the avoidance of doubt, each KERP Participant eligible for salary continuance, and to the extent applicable health and welfare benefits, under the KERP shall receive such salary continuance and health and welfare benefits if such KERP Participant chooses to separate from employment after the Closing because he or she did not retain after the Closing both (x) the same or similar position level and (y) the same or similar duties; and (iv) fourth, the letter shall state that, for purposes of continuation coverage under COBRA, the COBRA event shall be deemed to occur on the last day of the salary continuance period.

                  (i) Other Liabilities. Purchaser agrees that, prior to the Closing Date, Parent, Holdings and Dennis Cunningham shall execute the Third Amendment and Acknowledgment to Senior Management Agreement (the "Third Amendment"), substantially in the form attached hereto as Exhibit 9.10(i). The Cunningham Agreement shall be on the list of Assigned Contracts and Leases on
Schedule 2.1(b) and Purchaser shall assume and discharge all liabilities arising thereunder (such liabilities to be Assumed Liabilities hereunder). Further, for the twelve-month period following the termination of his employment, Dennis Cunningham shall receive health and welfare benefits enjoyed by similarly situated employees of Purchaser (only to the extent, however, of the accrual on the Final Closing Statement with respect to the employer's share of the cost to provide such health and welfare benefits).

                  (j) FSAs. Effective as of the Closing Date, Purchaser shall assume the administration and termination of the Risk Management Alternatives Holdings, Inc. Flexible Benefit Plan subject to the Final Closing Statement providing an adequate accrual for all employee contributions thereto through the Closing Date.

         9.11 WARN Act.

                  (a) Purchaser shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties under the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local law arising as a result of the consummation of the transactions described herein.

                  (b) Purchaser shall not, at any time prior to ninety (90) days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the WARN Act affecting the current employees of any Seller Party without complying fully with WARN Act.

         9.12 2004 Audited Financial Statements. Prior to the Closing, Parent shall use Commercially Reasonable Efforts to obtain and deliver to Purchaser the following audited consolidated financial statements of Parent and the
Subsidiaries: a balance sheet as of the fiscal year ended December 31, 2004 and the related statement of income for the fiscal year than ended, and notes thereto.

         9.13 Guidelines and Procedures.

As soon as practicable after the date hereof, Purchaser shall provide Parent with a true, correct and complete copy (or, if unwritten, a summary thereof) of the severance pay guidelines and procedures referenced in Section 9.10 above, together with a true definition of "cause" as currently defined in the employment guidelines and procedures referenced in Section 9.10 above.

         9.14 Additional Matters and Further Assurances.

                  (a) Upon the terms and subject to the conditions of this Agreement, each Party shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, consistent with applicable laws, to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby, including satisfying the conditions to consummation of such transactions.

                  (b) In addition to the provisions of this Agreement, from time to time after the Closing Date, the Seller Parties and Purchaser will use Commercially Reasonable Efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other actions as may be reasonably requested to implement more effectively, the conveyance, transfer and operation, as applicable, of the Acquired Assets and Acquired Business to or by Purchaser (including the assumption by Purchaser of the Assumed Liabilities).

                                    ARTICLE X
                                   TERMINATION

         10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

                  (a) by mutual written consent of Parent and Purchaser;

                  (b) by either Parent or Purchaser (provided that such Party (and in the case of Parent, including each Subsidiary) is not then in material breach of any provision of this Agreement), upon written notice to the other Parties, if the Closing shall not have occurred on or before 11:59 p.m., Philadelphia, Pennsylvania time, by October 7, 2005;

                  (c) (i) by Seller Parties (x) contemporaneously with the entry of an order of the Bankruptcy Court approving an Alternative Transaction, or (y) if the Alternative Transaction is being consummated through a plan of reorganization or liquidation, at any time concurrently with or prior to the substantial consummation (as that term is defined in the Bankruptcy Code) of such plan of reorganization or liquidation, or (ii) by Purchaser upon the consummation of any Alternative Transaction;

                  (d) by Purchaser, upon written notice to the other Parties, if there shall have been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of a Seller Party, which breach gives rise to Purchaser's right not to close and is incapable of cure or, if capable of cure, shall not have been cured within ten (10) days following receipt by the breaching Party of written notice of such breach;

                  (e) by Purchaser or the Seller Parties (i) if the Bidding Procedures Order is not entered on or before the Outside Bidding Procedures Order Date, or (ii) if the Bankruptcy Court enters an order (a "Non-Conforming Bidding Procedures Order") with respect to the bidding procedures for the sale of all or a substantial portion of the Acquired Assets (including any break-up fee and/or expense reimbursement provisions), which order does not meet in any material respect the terms of the Break-Up Fee, Expense Reimbursement Fee or the bid procedures as contemplated by Section 9.7 hereof or the Bidding Procedures Motion, unless the circumstances described in clause (i) or (ii) were due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Outside Bidding Procedures Order Date; provided, however, that any termination right under subsection 10.1(e)(i) must be exercised on or before the first Business Day after the Outside Bidding Procedures Order Date, and any termination right under subsection 10.1(e)(ii) must be exercised on or before the conclusion of the hearing at which the Non-Conforming Bidding Procedures Order is entered by the Bankruptcy Court;

                  (f) by Parent, upon written notice to Purchaser, if there shall have been a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Purchaser, which breach gives rise to Parent's right not to close and is incapable of cure or, if capable of cure, shall not have been cured within ten (10) days following receipt by Purchaser of written notice of such breach;

                  (g) by Purchaser or the Seller Parties (i) if the Sale Order is not entered on or before the Outside Sale Order Date or (ii) if the Bankruptcy Court enters an order (a "Non-Conforming Sale Order") approving the sale of all or any substantial portion of the Acquired Assets to Purchaser, which sale order does not satisfy in any material respect the definition of Sale Order set forth herein, unless the circumstances described in clause (i) or (ii) were due to failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it at or prior to the Outside Sale Order Date; provided, however, that any termination right under subsection 10.1(g)(i) must be exercised on or before the third Business Day after the Outside Sale Order Date, and any termination right under subsection 10.1(g)(ii) must be exercised on or before the third Business Day after the entry of the Non-Conforming Sale Order by the Bankruptcy Court;

                  (h) by Purchaser, if the Bankruptcy Court converts the Seller Parties' Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, appoints a Chapter 11 trustee or dismisses the Seller Parties' Chapter 11 Cases; or

                  (i) by Purchaser, if the Seller Parties (other than the Foreign Subsidiaries) file a proposed plan of reorganization or liquidation in the Seller Parties' Chapter 11 Cases which does not provide for the consummation with Purchaser of the transactions set forth herein in accordance with the terms of this Agreement.

         10.2 Procedure and Effect of Termination. Except as set forth in this paragraph, upon any termination of this Agreement, all rights and obligations of the Parties hereunder shall terminate without any liability or obligation of any Party to any other Party, provided that Sections 9.7(d), 9.9, this Section 10.2, and Article XI shall survive such termination. In the event that this Agreement is terminated pursuant to Section 10.1(f) above, the Deposit Amount (or an amount equal to the Deposit Amount if such termination occurs prior to the Purchaser's funding of the Deposit Amount as contemplated herein) and any interest accrued thereon shall be paid to Parent and the Subsidiaries in accordance with the Escrow Agreement (or, if such termination occurs prior to the Purchasers' funding of the Deposit Amount, within five (5) Business Days after such termination). In the event this Agreement is terminated pursuant to any subsection of Section 10.1 other than subsection (f), the Deposit Amount and any interest accrued thereon shall be paid to Purchaser in accordance with the Escrow Agreement. The Break-Up Fee and the Expense Reimbursement Fee shall in all events be payable under the circumstances and in accordance with the timing set forth in Section 9.7(d). Any amounts paid to a Party under Section 9.7(d) or this Section 10.2, including the Break-Up Fee, Expense Reimbursement Fee and the Deposit Amount (or an amount equal to the Deposit Amount if such termination occurs prior to the Purchaser's funding of the Deposit Amount as contemplated herein), shall constitute liquidated damages, and no Party shall have any further liability or obligation as a result of such termination. The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 10.1, the actual damages incurred will be difficult, if not impossible, to ascertain and accordingly, the Parties have provided for the liquidated damages provided above. It is further agreed that this provision shall not be construed as a penalty, but as a bona fide attempt to establish an agreed measure of damages which Seller and the Subsidiaries or Purchaser, as the case may be, will suffer as a result of the termination of this Agreement pursuant to such Sections.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered to the addressees or facsimile numbers set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

                  (a) if to Purchaser, to:

                           NCO Group, Inc.
                           507 Prudential Road
                           Horsham, Pennsylvania 19044
                           Attention:  Michael J. Barrist
                           Telephone No.: (215) 441-2101
                           Facsimile No.: (215) 441-3908

                           with copies to:

                           NCO Group, Inc.
                           507 Prudential Road
                           Horsham, Pennsylvania 19044
                           Attention: Joshua Gindin, Esquire
                           Telephone No.: (215) 441-2359
                           Facsimile No.: (215) 441-3931

                           and
                           Blank Rome LLP
                           One Logan Square
                           18th and Cherry Streets
                           Philadelphia, PA  19103
                           Attention:  Lawrence R. Wiseman, Esquire
                           Telephone No.: (215) 569-5549
                           Facsimile No.: (215) 832-5549

                  (b) if to Parent or the Subsidiaries, to:


                           c/o Risk Management Alternatives, Inc.
                           2675 Breckenridge Boulevard
                           Duluth, GA  30095
                           Attention: Joseph Connolly
                           Telephone No.: (770) 925-5105
                           Facsimile No.: (770) 232-2490

                           with a copy to:

                           McDonald Hopkins Co., LPA
                           600 Superior Avenue, East
                           Suite 2100
                           Cleveland, OH  44114
                           Attention: Shawn M. Riley
                           Telephone No.: (216) 348-5400
                           Facsimile No.: (216) 348-5474

         11.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.3 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, including by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

         11.4 Entire Agreement. This Agreement and the documents and instruments and other agreements entered into among the parties hereto on the date hereof or as contemplated by or referred to herein, including the Seller Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

         11.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

         11.6 Amendments; Waivers. No alteration, modification, waiver or change of this Agreement shall be valid except by an agreement in writing executed by the Parties hereto and consented to in writing by the Bank Agent. Except as otherwise expressly set forth herein, no failure or delay by any Party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default.

         11.7 Specific Performance.

The Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

         11.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with (i) the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws rules or principles and (ii) the Bankruptcy Code, to the extent applicable.

         11.9 Submission to Jurisdiction. Any litigation arising hereunder or related hereto shall be tried by the Bankruptcy Court or, if the Bankruptcy Court does not have jurisdiction, in the courts of the Commonwealth of Pennsylvania, or the United States District Courts, located in the City of Philadelphia. Each Party irrevocably consents to and confers personal jurisdiction on the courts referred to above, and irrevocably and unconditionally waives any objection to the venue of such courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any lawsuit, action or other Proceeding brought in any such court has been brought in an inconvenient forum. Each Party further consents to service of process upon him, her or it by mailing or delivering such service to the address set forth in Section 11.1 hereof.

         11.10 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

         11.11 Assignment. Subject to the following sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. Neither this Agreement, nor the rights to acquire the Acquired Assets, nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by any Party without the prior written consent of the other Parties provided that no such written consent of any other Party shall be required for Purchaser to (i) assign or delegate any of its rights and obligations hereunder to one or more wholly owned, direct or indirect, subsidiaries of NCO (provided such assignment shall not affect NCO's obligations under the NCO Guarantee) or (ii) collaterally assign to NCO's or Purchaser's lenders any or all of Purchaser's rights and interests hereunder; it being agreed that, in the case of any such assignment under clause (i) or (ii), Purchaser shall not be relieved of any of its obligations hereunder. Except as provided in the NCO Guarantee or expressly herein, no direct or indirect holder of any equity interests or securities of any Party (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of any Party, nor any representative of each of the Parties and their respective Affiliates, shall have any right, liability or obligation arising under this Agreement or the transactions contemplated hereby.

         11.12 Waiver of Jury Trial. EACH OF PURCHASER, PARENT AND THE SUBSIDIARIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. PURCHASER, PARENT AND THE SUBSIDIARIES EACH ACKNOWLEDGE THAT THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION 11.12.

         11.13 Fees and Expenses. Except as otherwise provided herein, each Party shall pay any fees and expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein.

         11.14 Third Party Beneficiary. Unless expressly stated herein to the contrary, no other third-party beneficiary shall have any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement.
Section 9.10(h) is intended for the benefit of, and shall be enforceable by, the participants under the KERP.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.


RISK MANAGEMENT ALTERNATIVES                 NCOP CAPITAL RESOURCE, LLC
PARENT CORP.

By:   /s/ Dennis Cunningham                  By:   /s/ Michael J. Barrist
      ----------------------------                 ----------------------------
      Name:                                        Name: Michael J. Barrist
      Title:                                       Title: President and Chief
                                                          Executive Officer

RISK MANAGEMENT ALTERNATIVES                 RISK MANAGEMENT ALTERNATIVES
HOLDINGS, INC.                               INTERNATIONAL LIMITED

By    /s/ Dennis Cunningham                  By:   /s/ Dennis Cunningham
      ----------------------------                 ----------------------------
      Name:                                        Name:
      Title:                                       Title:

RESOURCE RECOVERY CONSULTANTS, INC.          RMA INTERMEDIATE HOLDINGS
                                             CORPORATION

By:   /s/ Dennis Cunningham                  By:   /s/ Dennis Cunningham
      ----------------------------                 ----------------------------
      Name:                                        Name:
      Title:                                       Title:

RMA MANAGEMENT SERVICES, INC.                RISK MANAGEMENT ALTERNATIVES
                                             INTERNATIONAL CORP. CANADA

By:   /s/ Dennis Cunningham                  By:   /s/ Dennis Cunningham
      ----------------------------                 ----------------------------
      Name:                                        Name:
      Title:                                       Title:

NATIONAL REVENUE CORPORATION                 RISK MANAGEMENT ALTERNATIVES, INC.

By:  /s/ Dennis Cunningham                   By:   /s/ Dennis Cunningham
      ----------------------------                 ----------------------------
      Name:                                        Name:
      Title:                                       Title:

                     [SIGNATURE PAGE TO PURCHASE AGREEMENT]

RISK MANAGEMENT ALTERNATIVES                 RMA HOLDINGS LLC
PORTFOLIO SERVICES, LLC

By:  /s/ Dennis Cunningham                   By    /s/ Dennis Cunningham
      ----------------------------                 ----------------------------
     Name:                                         Name:
     Title:                                        Title:

PURCHASED PAPER LLC                          RISK MANAGEMENT ALTERNATIVES
                                             SOLUTIONS LLC

By:  /s/ Dennis Cunningham                   By:   /s/ Dennis Cunningham
      ----------------------------                 ----------------------------
     Name:                                         Name:
     Title:                                        Title:


                     [SIGNATURE PAGE TO PURCHASE AGREEMENT]

                                     ANNEX A



The following entities are collectively referred to as the "Subsidiaries":

RISK MANAGEMENT ALTERNATIVES HOLDINGS, INC.
a Delaware corporation

RISK MANAGEMENT ALTERNATIVES INTERNATIONAL LIMITED
(UK)

RESOURCE RECOVERY CONSULTANTS, INC.
a Delaware corporation

RMA INTERMEDIATE HOLDINGS CORPORATION
a Delaware corporation

RMA MANAGEMENT SERVICES, INC.
an Ohio corporation

RISK MANAGEMENT ALTERNATIVES INTERNATIONAL CORP. CANADA
(Nova Scotia)

NATIONAL REVENUE CORPORATION
an Ohio corporation

RISK MANAGEMENT ALTERNATIVES, INC.
a Delaware corporation

RISK MANAGEMENT ALTERNATIVES PORTFOLIO SERVICES, LLC a Delaware limited liability company

RMA HOLDINGS LLC
a Delaware limited liability company

PURCHASED PAPER LLC
a Delaware limited liability company

RISK MANAGEMENT ALTERNATIVES SOLUTIONS LLC a Delaware limited liability company

                                     ANNEX B

         "15 Largest Clients" shall have the meaning set forth in Section 5.16 hereof.

         "Account" means every obligation of any obligor to pay money, whether under a credit card arrangement, open account balance, installment sales or payment agreement, deferred payment contract or any other arrangement, to the extent either RMAPS or Purchased Paper LLC owns the rights to such obligation.

         "Account Document" means, with respect to each Account, any application, purchase or other agreement, billing statement, notice, correspondence or other information in the Seller Parties' possession that relates to an Account. An Account Document may include, without limitation, original documents or copies thereof, whether by photocopy, microfiche, microfilm or other reproduction process. Notwithstanding the foregoing, Account Document shall not include any correspondence, report, information, internal analyses, attorney-client privileged documents, internal memoranda, documents, credit information, regulatory reports, and/or internal assessments of valuation of such Account.

         "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; or (b) any note receivable.

         "Acquired Assets" shall have the meaning set forth in Section 2.1(a) hereof.

         "Acquired Business" means the businesses comprised by the Acquired Assets, subject to the Assumed Liabilities.

         "Acquired Leased Real Property" means all real property leased and used or held for use by any Seller Party in the operation of the Acquired Business and that is set forth in the list of Assigned Contracts and Leases on Schedule 2.1(b) hereto.

         "Affiliates" means with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Purchase Agreement, including all Annexes, Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with its terms.

         "Alternative Transaction" means (i) any transaction or series of related transactions (regardless of the form thereof) involving a sale of all or any substantial portion of the Acquired Assets (provided, however, the sale of all, or substantially all, of the Accounts shall be deemed to be a sale of a substantial portion of the Acquired Assets) by the Seller Parties to a purchaser or purchasers other than Purchaser, (ii) the granting of relief from the automatic stay provisions under Section 362 in favor of the Bank Agent, together with the Bank Agent's subsequent foreclosure under Section 9-610 or 9-620 of the Uniform Commercial Code (or through a state court proceeding) on all or any substantial portion of the Acquired Assets and a related sale to a purchaser (including a sale to the Bank Agent) or purchasers other than the Purchaser or
(iii) conversion of the case to Chapter 7, together with a subsequent sale of all or any substantial portion of the Acquired Assets to a purchaser (including a sale to the Bank Agent) or purchasers other than the Purchaser.

         "Applicable Revenue Target" means (i) $13,934,000 if the Closing occurs in August; (ii) $28,476,000 if the Closing occurs in September; and (iii) $42,909,000 if the Closing occurs in October.

         "Arbiter" shall have the meaning set forth in Section 2.4(b)(v) hereof.

         "Assigned Contracts and Leases" shall have the meaning set forth in
Section 2.1(b) hereof.

         "Assignment and Assumption Agreements" shall have the meaning set forth in Section 4.2(b) hereof.

         "Assumed Liabilities" shall have the meaning set forth in Section 2.2 hereof.

         "Auction" shall have the meaning ascribed to such term in the Bidding Procedures Order.

         "Audited Financial Statements" shall have the meaning set forth in
Section 5.5(b) hereof.

         "Bank Agent" shall have the meaning set forth in Section 2.8 hereof.

         "Bankruptcy Code" means title 11 of the United States Code, as amended.

         "Bankruptcy Court" means the United States Bankruptcy Court for the District of Ohio, Youngstown Division.

         "Base Amount" shall have the meaning set forth in Section 2.3(a) hereof.

         "Bidding Procedures Motion" shall have the meaning set forth in Section 9.7(a)(ii) hereof.

         "Bidding Procedures Order" means an Order of the Bankruptcy Court (substantially in the form of Exhibit A attached hereto) approving, among other things, the payment of the Break-Up Fee and Expense Reimbursement Fee to Purchaser, bidding on a bulk basis (i.e., not on a lot basis) and otherwise establishing the procedures for noticing the approval of this Agreement and any Auction that may be required and otherwise approving the terms of this Agreement relating to such payment and such procedures.

         "Bills of Sale" shall have the meaning set forth in Section 4.2(a) hereof.

         "Break-Up Fee" means the fee, if any, to be paid by Parent and the Subsidiaries to Purchaser in accordance with the provisions of Sections 9.7(d)(i) and 10.2 hereof.

         "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

         "CFSC" means CFSC Capital Corp. XXIV.

         "Claim Notice" shall have the meaning set forth in Section 8.3(b) hereof.

         "Client Trust Accounts" shall have the meaning set forth in Section
5.18 hereof.

         "Closing" shall have the meaning set forth in Section 4.1 hereof.

         "Closing Date" shall have the meaning set forth in Section 4.1 hereof.

         "Closing Payment" shall have the meaning set forth in Section 2.3(a) hereof.

         "Closing Statement" shall have the meaning set forth in Section 2.4(b)(iii) hereof.

         "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commercially Reasonable Efforts" means efforts in accordance with reasonable commercial practice for collection agencies and companies that purchase pools of distressed debt and without the incurrence of unreasonable expense.

         "Consent" means any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

         "Contract" means any written or material oral contract, agreement, instrument, order or commitment of any nature, including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

         "Contract Commitment Date" shall have the meaning set forth in Section 2.1(b) hereof.

         "Cunningham Agreement" means the Senior Management Agreement, dated September 20, 1996, by and between Risk Management Alternatives Holdings, Inc. and Dennis Cunningham, as amended by the Amendment No. 1, dated as of December 29, 1999, and the Second Amendment and Acknowledgment to Senior Management Agreement, in each case by and among Risk Management Alternatives Holdings, Inc., Parent and Dennis Cunningham, as such shall be further amended pursuant to the Third Amendment contemplated herein.

         "Cure-Amounts" means all amounts required to be paid by the Seller Parties in order to cure any pre- or post-petition monetary or other defaults under any Assigned Contracts or Leases in accordance with the provisions of
Section 365 of the Bankruptcy Code, the Bidding Procedures Order and the Sale Order; provided, however, Cure Amounts do not include amounts related to consent or similar fees or any other negotiated amount in excess of the contractual amount needed to cure any pre- or post-petition monetary or other defaults.

         "Deposit Amount" shall have the meaning set forth in Section 2.3(a) hereof.

         "DIP Financing Order" shall have the meaning set forth in Section 2.8 hereof.

         "Employee Benefit Plan" means any employee benefit plan as defined in
Section 3(3) of ERISA, and any other material plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, or material employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

         "Environmental Laws" means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Account" shall have the meaning set forth in Section 2.3(a) hereof.

         "Escrow Agreement" shall have the meaning set forth in Section 2.3(a) hereof.

         "Estimated Excess Trust Cash" shall have the meaning set forth in
Section 2.4(d)(i) hereof.

         "Estimated Revenue Adjustment Amount" shall have the meaning set forth in Section 2.4(c)(i) hereof.

         "Estimated WC" shall have the meaning set forth in Section 2.4(b)(ii) hereof.

         "Estimated WC Adjustment" shall have the meaning set forth in Section 2.4(b)(ii) hereof.

         "Excess Trust Cash" means the aggregate sum of the cash assets held in the Client Trust Accounts as of the Closing for which an offsetting liability due to such clients does not exist as of the Closing (including any such liability arising, for example and without duplication, from unremitted client funds or funds related to transactions that have not been consummated (e.g., outstanding checks or wires)), in each case as determined consistent with past practice.

         "Excess Trust Cash Calculation" shall have the meaning set forth in
Section 2.4(d)(ii) hereof.

         "Excluded Assets" shall have the meaning set forth in Section 2.1(a) hereof.

         "Excluded Liabilities" shall have the meaning set forth in Section 2.2 hereof.

         "Expense Reimbursement Fee" shall have the meaning set forth in Section 9.7(d)(ii) hereof.

         "Filing Date" shall have the meaning set forth in Section 9.7(a) hereof.

         "Final Closing Statement" shall have the meaning set forth in Section 2.4(b)(vi) hereof.

         "Final Order" means any Order of the Bankruptcy Court after all opportunities for rehearing, reargument, petition for certiorari and appeal are exhausted and any requests for rehearing have been denied, and that has not been revised, stayed, enjoined, set aside, annulled, reversed, remanded, modified or suspended, with respect to which any required waiting period has expired, and to which all conditions to effectiveness prescribed therein or otherwise by law or Order have been satisfied; provided, however, that no Order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such Order.

         "Final WC" shall have the meaning set forth in Section 2.4(b)(vi) hereof.

          "Foreign Subsidiaries" shall have the meaning set forth in Section 4.2(e) hereof.

         "GAAP" means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.

         "Governmental Body" means any: (i) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority (including the Bankruptcy Court).

         "Hazardous Substances" means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Body in, under or pursuant to any Environmental Law to be capable of posing a risk of injury or damage to health, safety, property or the environment including (a) all substances, wastes, contaminants, pollutants and materials defined, designated or regulated as hazardous, dangerous or toxic pursuant to any Law, and (b) asbestos, polychlorinated biphenyls ("PCBs"), petroleum, petroleum products and urea formaldehyde.

         "Holdings" means Risk Management Alternatives Holdings, Inc., a Delaware corporation.

         "HSR Act" means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

         "Indemnifiable Losses" means all liabilities, obligations, claims, demands, damages, penalties, settlements, causes of action, costs and expenses actually paid or incurred, including the actual costs paid or incurred in connection with an Indemnified Party's investigation and evaluation of any claim or right asserted against such Indemnified Party and all reasonable attorneys', experts' and accountants' fees, expenses and disbursements and court costs relating thereto, including those incurred in connection with the Indemnified Party's enforcement of this Agreement, including the indemnification provisions of Article VIII of this Agreement.

         "Indemnity Amount" shall have the meaning set forth in Section 2.3(b) hereof.

         "Indemnity Notice" shall have the meaning set forth in Section 8.3(a) hereof.

         "Indemnified Party" shall have the meaning set forth in Section 8.3(a) hereof.

         "Indemnifying Party" shall have the meaning set forth in Section 8.3(a) hereof.

         "Intangible Property" means any corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right, technology or other intangible asset of any nature in use in the Acquired Business.

         "Intellectual Property Assets" means: (i) all rights in Software; (ii) all patents, patent applications, and patent rights (collectively, "Patents");
(iii) all trade names, product names, brand names, trade dress, logos, packaging design, slogans, registered and unregistered trademarks and service marks and applications (collectively, "Marks"); (iv) all copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights"); (v) all inventions and discoveries and invention disclosures (whether or not patentable) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, source code, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); and (vi) all goodwill associated with Marks and claims of infringement against third parties related to the intellectual property rights described in clauses (i) through (vi) above (to the extent such claims are transferable) (the "Rights").

         "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.

         "KERP" shall have the meaning set forth in Section 9.10(h) hereof.

         "KERP Letter(s)" shall have the meaning set forth in Section 9.10(h) hereof.

         "KERP Participant" shall have the meaning set forth in Section 9.10(h) hereof.

         "Knowledge" with reference to the phrases "to the Knowledge of Parent or the Subsidiaries" means that none of the officers or directors of any of the Seller Parties have any actual knowledge, after reasonable inquiry, that the statement made is incorrect. The term "knowledge" is used herein as a qualifier, not an affirmation, of the statement being made.

         "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule or regulation.

         "Liens" means (i) with respect to real property, liens, claims, charges, pledges, options, mortgages, deeds of trust, security interests, claims, easements, and other encumbrances affecting title to real property and
(ii) with respect to personal property, liens, claims, charges, pledges, options and security interests and other encumbrances, and in the case of (i) or (ii), whether imposed by law or agreement.

         "Loan Agreement" shall have the meaning set forth in Section 2.8 hereof.

         "Material Adverse Effect" means any material adverse change, event, circumstance, condition or effect on or to the financial condition, financial performance, business or assets of Parent and the Subsidiaries taken as a whole (but only to the extent that such material adverse change, event, circumstance, condition or effect would continue to affect the Acquired Assets or the Purchaser's operation of the Acquired Assets following the Closing), without giving effect to such changes, events, circumstances, conditions or effects (i) generally affecting the industry in which Parent and the Subsidiaries operate or arising from changes in the general business or economic conditions in the United States or in any jurisdiction in which the business of Parent and the Subsidiaries is conducted, but not disproportionately affecting Parent or the Subsidiaries; (ii) resulting from war, acts of terrorism, or the commencement or escalation of hostilities against terrorism; (iii) resulting from any change in GAAP or other accounting requirements or principles or any change in applicable rules or regulations or the interpretation thereof; (iv) resulting from the announcment, pendency or consummation of the acquisition of the Acquired Business by Purchaser, including as a result of Purchaser's pre-Closing communications with Seller Parties' clients; (v) resulting from the Seller Parties' loss of any particular client if such client becomes a client of Purchaser, NCO or any of their respective Affiliates; or (vi) affecting the aggregate gross revenues of Holdings and its subsidiaries and, as result thereof, taken into account (or to be taken into account) hereunder in determining the Estimated Revenue Adjustment Amount.

         "Material Contract" means any Assigned Contract and Lease (i) that is a lease or agreement under which a Seller Party is lessee of, or holds or operates any personal property owned by another party, for which the annual rental exceeds $250,000, (ii) that is a contract or group of related contracts with the same party for the purchase of products or services involving payments of more than $500,000 per year, (iii) that is a contract or group of related contracts with the same party for the sale of products or services involving payments of more than $1,000,000 per year or (iv) the termination of which would reasonably be expected to have a Material Adverse Effect; provided, however, that with respect to the foregoing clauses (i), (ii) and (iii), as such relate to each Foreign Subsidiary, the dollar values referenced therein shall instead be deemed to equal $25,000, $50,000 and $100,000, respectively.

         "Minimum WC" shall have the meaning set forth in Section 2.4(b)(ii) hereof.

         "Motion" shall have the meaning ascribed to such term in Section 9.7(a) hereof.

         "NEX Lease" means the Lease, dated as of December 30, 1996, between MRSL Atlanta I, L.L.C., as landlord (including an successor thereto), and Equifax Credit Information Services, Inc., as tenant, for the premises located at 4360 Northeast Expressway, Atlanta, Georgia, as amended and assigned from time to time, including by the First Amendment to Lease, dated as of November 16, 2001, by and between AMPIC Associates and Risk Management Alternatives Solutions LLC, together with any indemnity obligations arising thereunder.

         "NCO" shall have the meaning set forth in the recitals hereof.

         "NCO Guarantee" means the guarantee of NCO dated as of the date hereof, for the benefit of Seller Parties.

         "Non-Conforming Bidding Procedures Order" shall have the meaning set forth in Section 10.1(e) hereof.

         "Non-Conforming Sale Order" shall have the meaning set forth in Section 10.1(g) hereof.

         "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

         "Other Contracts" shall have the meaning set forth in Section 5.14(a) hereof.

         "Order" means any order, injunction, judgment, decree, ruling, writ or assessment.

         "Other Contracts" shall have the meaning set forth in Section 5.14(a) hereof.

         "Outside Bidding Procedures Order Date" shall have the meaning set forth in Section 9.7(a)(i) hereof.

         "Outside Sale Order Date" shall have the meaning set forth in Section 9.7(c)(ii) hereof.

         "Parent" shall have the meaning set forth in the Preamble to this Agreement.

         "Party" or "Parties" shall have the meaning set forth in the Preamble to this Agreement.

         "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.

         "Permitted Liens" shall mean with respect to each Acquired Leased Real
Property: (A) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Acquired Leased Real Property incurred in the ordinary course of business for amounts which are not delinquent and which would not, individually or in the aggregate, have a material adverse effect on the Acquired Business or which are being contested by appropriate proceedings and
(B) zoning, building codes and other land use Laws regulating the use or occupancy of such Acquired Leased Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Acquired Leased Real Property which are not violated by the current use or occupancy of such Acquired Leased Real Property or the operation of the Acquired Business, or any violation which would not have a material adverse effect on the Acquired Business.

         "Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or individual.

         "Portfolio Collections Amount" shall have the meaning set forth in
Section 2.4(a) hereof.

         "Post-Closing Escrow Amount" shall have the meaning set forth in
Section 2.3(b) hereof.

         "Potential Bidder" shall have the meaning ascribed to such term in the Bidding Procedures Order.

         "PPA Amount" shall have the meaning set forth in Section 2.3(b) hereof.

         "Pre-Closing Statement" shall have the meaning set forth in Section 2.4(b)(i) hereof.

         "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature by or before any Governmental Body, including any attorney general investigations or complaints.

         "Purchase Price" shall have the meaning set forth in Section 2.3(a) hereof.

         "Purchaser" shall have the meaning set forth in the Preamble to this Agreement.

         "Purchaser Group" shall have the meaning set forth in Section 8.1 hereof.

         "Qualified Bid" shall have the meaning ascribed to such term in the Bidding Procedures Order.

         "Qualified Bidder" shall have the meaning ascribed to such term in the Bidding Procedures Order.

         "Real Property" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including easements, covenants, water rights, sewer rights and utility rights.

         "Resolution Period" shall have the meaning set forth in Section 2.4(b)(iv) hereof.

         "Revenue Adjustment Amount" means $45,346,000 multiplied by a fraction, the numerator of which shall be the Revenue Shortfall Amount and the denominator of which shall be the Applicable Revenue Target.

         "Revenue Calculation" shall have the meaning set forth in Section 2.4(c)(ii) hereof.

         "Revenue Shortfall Amount" the Applicable Revenue Target less the aggregate gross revenues of Holdings and its subsidiaries for the period commencing July 1, 2005 and ending on the last day of the last full month preceding the Closing Date. The calculation of gross revenues described in the preceding sentence shall be determined in accordance with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as consistent with past practices.

         "RMA Holdings Guaranty" means the Guaranty, dated as of December 22, 2000, from RMA Holdings LLC to AMPIC Associates (with respect to the obligations of the lessee under that certain Lease, dated as of December 30, 1996, between MRSL Atlanta I, L.L.C., as landlord, and Equifax Credit Information Services, Inc., as tenant, for the premises located at 4360 Northeast Expressway, Atlanta, Georgia, as amended by the First Amendment to Lease, dated as of November 16, 2001, by and between AMPIC Associates and Risk Management Alternatives Solutions
LLC).

         "RMAPS" shall have the meaning set forth in Section 3.3(c) hereof.

         "Sale Hearing" shall have the meaning set forth in Section 9.7(c)(ii) hereof.

         "Sale Order" means an Order of the Bankruptcy Court (substantially in the form of Exhibit B attached hereto) approving the terms and conditions of this Agreement, including the sale of the Acquired Assets and the transfer of the Assumed Liabilities under Sections 363 and 1146 of the Bankruptcy Code, and the assignment, assumption and sale of the Assigned Contracts and Leases in accordance with the provisions of Sections 105, 363 and 365 of the Bankruptcy Code, and containing a finding that Purchaser is entering into the transactions set forth herein in "good faith" as such term is used in Section 363(m) of the Bankruptcy Code, and a finding that the sale price was not controlled by an agreement among potential bidders, as set forth in Section 363(n) of the Bankruptcy Code.

         "Schedules" means the schedules hereto.

         "Seller Affiliate Transaction" shall have the meaning set forth in
Section 5.23 hereof.

         "Seller Disclosure Letter" shall have the meaning set forth in Article V hereof.

         "Seller Parties' Chapter 11 Cases" means the cases to be commenced by the Seller Parties (other than the Foreign Subsidiaries) within one (1) Business Day after the date hereof under Chapter 11 of the Bankruptcy Code.

         "Seller Party" and "Seller Parties" shall have the meaning set forth in the Preamble to this Agreement.

         "Shares" shall have the meaning set forth in Section 5.2(a).

         "Software" means each computer program, operating system, applications system, firmware or software, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media.

         "Solicitation Period" means the period between the Filing Date and the Closing Date.

         "Specified Software" means the Software listed in Section 5.8 of the Seller Disclosure Letter.

         "Statement of Adjustments" shall have the meaning set forth in Section 2.4(b)(vi) hereof.

         "Subsidiaries" means Risk Management Alternatives Holdings, Inc., Risk Management Alternatives International Limited, Resource Recovery Consultants, Inc., RMA Intermediate Holdings Corporation, RMA Management Services, Inc., Risk Management Alternatives International Corp. Canada, National Revenue Corporation, Risk Management Alternatives, Inc., Risk Management Alternatives Portfolio Services, LLC, RMA Holdings LLC, Purchased Paper LLC, and Risk Management Alternatives Solutions LLC.

         "Sufficiency of Trusts Rep" shall have the meaning set forth in Section
7.1 hereof.

         "Tangible Property" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

         "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees' income withholding and Social Security taxes imposed by the United States or any other country or by any state, municipality, subdivision or instrumentality of the United States or of any other country or by any other tax authority, including all applicable penalties and interest, and such term shall include any interest, penalties or additions to tax attributable to such Taxes.

         "Tax Return" means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

         "Third Amendment" shall have the meaning set forth in Section 9.10(i) hereof.

         "Threshold Amount" shall have the meaning set forth in Section 8.5 hereof.

         "Transferred Employee" shall have the meaning set forth in Section 9.10 hereof.

         "Transition Services Agreement" shall have the meaning set forth in
Section 4.2(f) hereof.

         "Unaudited Financial Statements" shall have the meaning set forth in
Section 5.5(b) hereof.

         "Undisclosed Contract" shall have the meaning set forth in Section 2.1(c) hereof.

         "WARN Act" shall have the meaning set forth in Section 9.11(a) hereof.

         "Winning Bidder" shall have the meaning ascribed to such term in the Bidding Procedures Order.

         "Working Capital" means, with respect to Holdings and its subsidiaries as of the Closing Date, the result obtained by performing a calculation of the same type used in deriving the working capital set forth as of April 30, 2005 on the attached Working Capital Schedule (the "April WC Amount"). Except as otherwise provided in the footnotes to the Working Capital Schedule, any such calculation of Working Capital shall take into account the same components (i.e., line items) of, and adjustments to, the working capital reflected by the April WC Amount. Further to the preceding sentence, except as otherwise provided in the footnotes to the Working Capital Schedule, any such calculation of Working Capital shall be determined in accordance with the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the April WC Amount (with GAAP applied in a manner consistent with GAAP applied to the consolidated balance sheet of Parent and the Subsidiaries as of December 31,
2004). The Parties agree that the purpose of determining Working Capital hereunder is to measure changes in working capital without the introduction (except as otherwise provided in the footnotes to the Working Capital Schedule) of different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from those used in the preparation of the April WC Amount. At Closing, the KERP accrual will consist of the aggregate amount of (i) the "Retention Bonus Payments" payable under the KERP, (ii) the employer taxes attributable to such payments and (iii) the maximum amount of the employer's share of the cost to provide the health and welfare benefits provided under the KERP. In addition, at Closing, the accounts receivable balance will be reduced by any known refunds, discounts, rights of setoff or assignments affecting such accounts receivable.